Exhibit 10.3

                      AMENDED AND RESTATED MASTER AGREEMENT

                            Dated as of June 26, 2003

                                      among

                         CHOICEPOINT INC., as Guarantor,

                              CHOICEPOINT INC. AND
                             CERTAIN SUBSIDIARIES OF
                                CHOICEPOINT INC.
                     THAT MAY HEREAFTER BECOME PARTY HERETO,
                                   as Lessees,

                    SUNTRUST EQUITY FUNDING, LLC, as Lessor,

                 CERTAIN FINANCIAL INSTITUTIONS PARTIES HERETO,
                                   as Lenders

                                       and

                             SUNTRUST BANK, as Agent

                                TABLE OF CONTENTS

                                                                                                                  PAGE
ARTICLE I.    DEFINITIONS; INTERPRETATION......................................................................     2

ARTICLE II.   ACQUISITION, CONSTRUCTION AND LEASE; FUNDINGS; NATURE OF TRANSACTION.............................     2

         SECTION 2.1          Agreement to Acquire, Construct, Fund and Lease..................................     2

         SECTION 2.2          Fundings of Purchase Price and Construction Costs................................     2

         SECTION 2.3          Funded Amounts and Interest and Yield Thereon; Unused Fee........................     6

         SECTION 2.4          Lessee Owner for Tax Purposes....................................................     7

         SECTION 2.5          Actions on the Effective Date Hereof.............................................     7

         SECTION 2.6          Termination of Construction Agency Agreement.....................................     7

ARTICLE III.  CONDITIONS PRECEDENT; DOCUMENTS..................................................................     8

         SECTION 3.1          Conditions to the Obligations of the Funding Parties on each Closing Date........     8

         SECTION 3.2          Additional Conditions for the Effectiveness of this Agreement....................    11

         SECTION 3.3          Conditions to the Obligations of Lessee..........................................    13

         SECTION 3.4          Conditions to the Obligations of the Funding Parties on each Funding Date........    13

         SECTION 3.5          Completion Date Conditions.......................................................    14

         SECTION 3.6          Addition of Lessees..............................................................    15

ARTICLE IV.   REPRESENTATIONS..................................................................................    16

         SECTION 4.1          Representations of ChoicePoint and other Lessees.................................    16

         SECTION 4.2          Survival of Representations and Effect of Fundings...............................    23

         SECTION 4.3          Representations of the Lessor....................................................    23

         SECTION 4.4          Representations of each Lender...................................................    25

ARTICLE V.    COVENANTS OF CHOICEPOINT AND THE LESSOR..........................................................    25

         SECTION 5.1          Affirmative Covenants............................................................    25

         SECTION 5.2          Negative Covenants...............................................................    32

         SECTION 5.3          Environmental Notices............................................................    38

         SECTION 5.4          Environmental Matters............................................................    38

         SECTION 5.5          Environmental Release............................................................    38

         SECTION 5.6          Further Assurances...............................................................    38

         SECTION 5.7          Additional Required Appraisals...................................................    39

         SECTION 5.8          Lessor's Covenants...............................................................    39

                                TABLE OF CONTENTS

                                                                                                                  PAGE
ARTICLE VI.   TRANSFERS BY LESSOR AND LENDERS; DISTRIBUTION OF PAYMENTS AND PROCEEDS...........................    40

         SECTION 6.1          Lessor Transfers.................................................................    40

         SECTION 6.2          Lender Transfers.................................................................    40

         SECTION 6.3          Distribution and Application of Rent Payments....................................    42

         SECTION 6.4          Distribution and Application of Purchase Payment.................................    42

         SECTION 6.5          Distribution and Application to Funding Party Balances of Lessee Payment
                              of Recourse Deficiency Amount Upon Exercise of Remarketing Option................    42

         SECTION 6.6          Distribution and Application to Funding Party Balances of Remarketing
                              Proceeds of Leased Property......................................................    43

         SECTION 6.7          Distribution and Application of Payments Received When an Event of
                              Default Exists or Has Ceased to Exist Following Rejection of the Lease...........    44

         SECTION 6.8          Distribution of Other Payments...................................................    45

         SECTION 6.9          Timing of Agent Distributions....................................................    45

         SECTION 6.10         Release of Leased Properties.....................................................    45

ARTICLE VII.  INDEMNIFICATION..................................................................................    46

         SECTION 7.1          General Indemnification..........................................................    46

         SECTION 7.2          Environmental Indemnity..........................................................    48

         SECTION 7.3          Proceedings in Respect of Claims.................................................    49

         SECTION 7.4          General Tax Indemnity............................................................    51

         SECTION 7.5          Increased Costs, etc.............................................................    56

         SECTION 7.6          End of Term Indemnity............................................................    60

ARTICLE VIII. MISCELLANEOUS....................................................................................    61

         SECTION 8.1          Survival of Agreements...........................................................    61

         SECTION 8.2          Documentary Conventions..........................................................    61

         SECTION 8.3          Expenses.........................................................................    61

         SECTION 8.4          Liabilities of the Funding Parties: Sharing of Payments..........................    61

         SECTION 8.5          Liabilities of the Agent.........................................................    62

APPENDIX A         Definitions and Interpretation

                                    SCHEDULES

SCHEDULE 2.2               Commitments
SCHEDULE 4.1(l)            Subsidiaries
SCHEDULE 4.1(u)            Indebtedness
SCHEDULE 4.1(w)            Environmental Matters

                                    EXHIBITS

EXHIBIT A         Form of Funding Request
EXHIBIT B         Form of Assignment of Lease and Rents
EXHIBIT C         Form of Security Agreement and Assignment
EXHIBIT D-1       Form of Mortgage
EXHIBIT D-2       Form of Deed of Trust
EXHIBIT E         Form of Joinder Agreement
EXHIBIT F         Form of Assignment and Acceptance Agreement
EXHIBIT G         Forms of Opinions of Counsel
EXHIBIT H         Form of Certification of Construction Completion
EXHIBIT I         Form of Payment Date Notice
EXHIBIT J         Form of Addition Agreement
EXHIBIT K         Form of Lessor Certificate

                      AMENDED AND RESTATED MASTER AGREEMENT

         THIS AMENDED AND RESTATED MASTER AGREEMENT, dated as of June 26, 2003, but effective as of the Effective Date (as it may be further amended or modified from time to time in accordance with the provisions hereof, and including the Original Master Agreement for the period that it was in effect, this "Master Agreement"), is among CHOICEPOINT INC., a Georgia corporation ("ChoicePoint" or "Guarantor"), ChoicePoint and certain Subsidiaries of ChoicePoint that may hereafter become parties hereto as lessees pursuant to Section 3.6 (individually, together with ChoicePoint in its capacity as a lessee, a "Lessee" and collectively the "Lessees"), as Lessees, SUNTRUST EQUITY FUNDING, LLC, a Delaware limited liability company (the "Lessor"), certain financial institutions parties hereto as lenders (together with any other financial institution that becomes a party hereto as a lender, collectively referred to as "Lenders" and individually as a "Lender"), and SUNTRUST BANK, a Georgia state banking corporation, as agent for the Lenders (in such capacity, the "Agent").

                              PRELIMINARY STATEMENT

         1. ChoicePoint, Atlantic Financial Group, Ltd. ("AFG"), the financial institutions party thereto as lenders and the Agent are parties to that certain Master Agreement, dated as of August 29, 2001 (as previously amended, the "Original Master Agreement").

         2. Prior to the date hereof, AFG transferred its interests in the Leased Property to Atlantic Equity Partners, Ltd. (the "AFG Transferee"), which transfer was made subject to the Lease and the related Mortgage.

         3. On the Effective Date, the AFG Transferee will merge with the Lessor with the Lessor as the survivor of such merger. In connection with such merger, the parties hereto desire to amend and restate the Original Master Agreement and the other Operative Documents.

         4. In accordance with the terms and provisions of this Master Agreement, the Lease, the Loan Agreement and the other Operative Documents, (i) the Lessor contemplates acquiring Land and, in certain cases, the Buildings on such Land identified by ChoicePoint from time to time, and leasing such Land and Buildings thereon to a Lessee, (ii) ChoicePoint, as Construction Agent for the Lessor, wishes, in certain instances, to arrange for the construction of Buildings on Land for the Lessor and, when completed, the related Lessee wishes to lease such Buildings from the Lessor as part of the Leased Properties under the Lease, (iii) ChoicePoint, in carrying out its duties as agent, wishes to obtain from Lessor, and the Lessor is willing to provide, funding for the acquisition of the Land and Buildings, or, in certain instances, the construction of Buildings, and (iv) the Lessor wishes to obtain, and Lenders are willing to provide, from time to time, financing of a portion of the funding of the acquisition of the Land and Buildings and, if applicable, the construction of the Buildings.

         In consideration of the mutual agreements contained in this Master Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                           DEFINITIONS; INTERPRETATION

         Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Master Agreement.

                                   ARTICLE II.
                 ACQUISITION, CONSTRUCTION AND LEASE; FUNDINGS;
                              NATURE OF TRANSACTION

         SECTION 2.1 Agreement to Acquire, Construct, Fund and Lease.

                  (a) Land. Subject to the terms and conditions of this Master Agreement, with respect to each parcel of Land identified by ChoicePoint, on the related Closing Date (i) the Lessor agrees to acquire such interest in the related Land, and any Building thereon, from the applicable Seller as is transferred, sold, assigned and conveyed to the Lessor pursuant to the applicable Purchase Agreement or to lease such interest in the related Land, and any Building thereon, from the applicable Ground Lessor as is leased to the Lessor pursuant to the applicable Ground Lease, (ii) the Lessor hereby agrees to lease, or sublease, as the case may be, such Land and any Building thereon to the related Lessee pursuant to the Lease, and (iii) the related Lessee hereby agrees to lease, or sublease, as the case may be, such Land, and any Building thereon, from the Lessor pursuant to the Lease. With respect to each IDB Property, (i) the applicable Authority may acquire such interest in the related Land from the applicable Seller as is transferred, sold, assigned and conveyed to the Authority pursuant to the applicable Purchase Agreement, (ii) the applicable Authority will lease such Land to the Lessor pursuant to the related IDB Lease, and (iii) the related Lessee hereby agrees to sublease such Land from the Lessor pursuant to the Lease (it being understood that any reference in the Operative Documents to the lease by a Lessee of an IDB Property shall be deemed to refer to the sublease thereof pursuant to the Lease, if title to such IDB Property is held by the related Authority).

                  (b) Building. With respect to each parcel of Land on which a Building is to be constructed, subject to the terms and conditions of this Master Agreement, from and after the Closing Date relating to such Land (i) the Construction Agent agrees, pursuant to the terms of the Construction Agency Agreement, to construct and install the Building on such Land for the Lessor prior to the Scheduled Construction Termination Date, (ii) the Lenders and the Lessor agree to fund the Construction Costs with respect to such Building, (iii) the Lessor shall lease, or sublease, as the case may be, such Building as part of such Leased Property to the related Lessee pursuant to the Lease, and (iv) the related Lessee shall lease, or sublease, as the case may be, such Building from the Lessor pursuant to the Lease.

         SECTION 2.2 Fundings of Purchase Price and Construction Costs.

                  (a) Initial Funding and Payment of Purchase Price for Land and Development Costs on Closing Date. Subject to the terms and conditions of this Master Agreement, on the Closing Date for any Land, and any

Building thereon, each Lender shall make available, or arrange to make available, to the Lessor its initial Loan with respect to such Land, and any Building thereon, in an amount equal to the product of such Lender's Commitment Percentage times the purchase price or the ground rent for such Land, and any Building thereon, and the Construction Costs incurred by the Construction Agent, as agent, through such Closing Date, which funds the Lessor shall use, together with the Lessor's own funds in an amount equal to the product of the Lessor's Commitment Percentage times the purchase price or ground rent for the related Land and any Building thereon, and the Construction Costs incurred by the Construction Agent, as agent for the Lessor, through such Closing Date, to purchase such Land, and any Building thereon, from the applicable Seller pursuant to the applicable Purchase Agreement or lease the Land and any Building thereon from the applicable Ground Lessor pursuant to the applicable Ground Lease, as the case may be, and to pay the amount of such Construction Costs, and the Lessor shall lease, or sublease, as the case may be, such Land to the related Lessee pursuant to the Lease.

                  (b) Subsequent Fundings and Payments of Construction Costs during Construction Term. Subject to the terms and conditions of this Master Agreement, if a Building is to be constructed on Land, on each Funding Date following the Closing Date for each such parcel of Land until the related Construction Term Expiration Date, (i) each Lender shall make available, or arrange to make available, to the Lessor a Loan in an amount equal to the product of such Lender's Commitment Percentage times the amount of Funding requested by the Construction Agent for such Funding Date, which funds the Lessor hereby directs each Lender to pay over, or cause to be paid over, to the Agent, for distribution to the Construction Agent, as agent for the Lessor, as set forth in paragraph (d), and (ii) the Lessor shall pay over to the Agent, for distribution to the Construction Agent, as agent for the Lessor, its own funds (which shall constitute a part of, and an increase in, the Lessor's Invested Amount with respect to such Leased Property) in an amount equal to the product of the Lessor's Commitment Percentage times the amount of Funding requested by the Construction Agent for such Funding Date.

                  (c) Aggregate Limits on Funded Amounts. The aggregate amount that the Funding Parties shall be committed to provide, or cause to be provided, as Funded Amounts under this Master Agreement and the Loan Agreement shall not exceed (x) with respect to each Leased Property, the costs of purchase (or ground lease, as the case may be) of such Leased Property and the related Construction Costs (provided that this clause (x) shall not limit the right of the related Lessee to request Fundings with respect to the Approved Alterations to the extent permitted pursuant to clause (y)), (y) with respect to the Approved Alterations, the lesser of (A) $5,500,000 in the aggregate and (B) cost of such Alterations or (z) $48,000,000 in the aggregate for all Leased Properties and the Approved Alterations. The aggregate amount that any Funding Party shall be committed to fund, or cause to be funded, under this Master Agreement and the Loan Agreement shall not exceed the lesser of (i) such Funding Party's Commitment and (ii) such Funding Party's Commitment Percentage of the aggregate Fundings requested under this Master Agreement.

                  (d) Notice, Time and Place of Fundings. (i) With respect to each Funding, a Lessee or the Construction Agent, as the case may be, shall give the Lessor and the Agent an irrevocable prior telephone (followed within one Business Day with written) or written notice not later than 11:00 a.m., Atlanta, Georgia time, at least three Business Days prior to the proposed Closing Date or other Funding Date, as the case may be, pursuant, in each case, to a Funding Request in the form of Exhibit A (a "Funding Request"), specifying the Closing Date or subsequent Funding Date, as the case may be, the amount of Funding requested, the Leased Property to which such Funding relates, whether such Funding shall be a LIBOR Advance or a Base Rate Advance or a combination thereof and the Rent Period(s) therefor. All documents and instruments required to be delivered on such Closing Date pursuant to this Master Agreement shall be delivered at the offices of Mayer, Brown, Rowe & Maw, 190 South LaSalle Street, Chicago, Illinois 60603, or at such other location as may be determined by the Lessor, the Construction Agent and the Agent. Each Funding shall occur on a Business Day and shall be in an amount equal to $250,000 or an integral multiple of $25,000 in excess thereof, with the exception of the final draw, which may be for such lesser amount as may be due and owing to fund the balance of the Construction Costs for the related Leased Property. All remittances made by, or caused to be made by, any Lender and the Lessor for any Funding shall be made in immediately available funds by wire transfer to or, as is directed by, the Construction Agent or a Lessee, with receipt by the Construction Agent or such Lessee, as the case may be, not later than 1:00 p.m., Atlanta, Georgia time, on the applicable Funding Date, upon satisfaction or waiver of the conditions precedent to such Funding set forth in Section 3; such funds shall (1) in the case of the initial Funding on a Closing Date, be used to pay the purchase price to the applicable Seller, or ground rent to the applicable Ground Lessor, for the related Land and any Building thereon and pay Construction Costs related to such Land, (2) in the case of each subsequent Funding (other than Alteration Fundings) be paid to the Construction Agent, as agent for the Lessor, for the payment or reimbursement of Construction Costs incurred through such Funding Date and not previously paid or reimbursed or for the Estimated Completion Amount and (3) in the case of each Alteration Funding, be paid to the related Lessee, for the payment or reimbursement of the costs of the related Approved Alterations incurred through such Funding Date and not previously paid or reimbursed.

                  (ii) Unless the Agent shall have received notice from a Funding Party prior to 11:00 a.m. (Atlanta, Georgia time) on any proposed Funding Date that the Funding Party will not make available to the Agent the amount of that Funding Party's Funded Amounts to be funded on such date, the Agent may assume that each Funding Party has made such amount available to the Agent on such Funding Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Construction Agent on such date a corresponding amount. If and to the extent any Funding Party shall not have made the full amount of its Funded Amount to be funded on such date available to the Agent, and the Agent in such circumstances has made available to the Construction Agent the corresponding amount, such Funding Party shall on the next Business Day following such Funding Date make such amount available to the Agent. If such amount is so made available, such payment to the Agent shall constitute such Funding Party's Funding as of the date such amount is so made available for all purposes of the Operative Documents. Upon receipt by the Agent of Basic Rent from the Lessee, the Agent shall be entitled to that portion of such Basic Rent for the period that the Agent funded such Funding Party's Funded Amount, and such Funding Party shall be entitled to that portion of Basic Rent for the period that such Funding Party funded its Funded Amount. Funding by the Agent shall not be deemed to cure the default by the related Funding Party resulting from its failure to fund when required hereunder.

                  (e) Lessee's Deemed Representation for Each Funding. Each Funding Request by a Lessee or the Construction Agent shall be deemed a reaffirmation of each Lessee's indemnity obligations in favor of the Indemnitees under the Operative Documents and a representation and warranty to the Agent and the Funding Parties that on the proposed Closing Date or Funding Date, as the case may be, (i) the amount of Funding requested represents amounts owing in respect of the purchase price or ground rent of the related Land, and any Building thereon, and Construction Costs in respect of the Leased Property (in the case of the initial Funding on a Closing Date) or amounts that are then due to third parties in respect of the Construction, or amounts paid by the Construction Agent, as agent for the Lessor, to third parties in respect of the Construction which the Construction Agent has not previously been reimbursed by a Funding or the Estimated Completion Amount (in the case of any Funding other than an Alteration Funding), or, in the case of an Alteration Funding, amounts that are then due to third parties in respect of such Alterations or amounts paid by the related Lessee to third parties in respect of such Alterations for which such Lessee has not been previously reimbursed, (ii) no Event of Default or Potential Event of Default exists, and (iii) the representations and warranties of the Guarantor and each Lessee set forth in Section 4.1 are true and correct in all material respects as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

                  (f) Not Joint Obligations. Notwithstanding anything to the contrary set forth herein or in the other Operative Documents, each Lender's and the Lessor's commitments shall be several, and not joint. In no event shall any Funding Party be obligated to fund, or cause to be funded, an amount in excess of such Funding Party's Commitment Percentage of any Funding, or to fund, or cause to be funded, amounts in the aggregate in excess of such Funding Party's Commitment.

                  (g) Non-Pro Rata Fundings. Notwithstanding anything to the contrary set forth in this Master Agreement, but subject to Section 2.2(f) above, at the Agent's option, Fundings may be made by drawing on the Lessor's Commitment for the Lessor's Net Invested Amount in an amount greater than such Commitment's percentage of the aggregate Commitments, in which event the Agent shall adjust each Funding Party's amount to be funded on each Funding Date to reflect such non-pro rata funding, provided that the Lessor (with respect to the Allocated Amount) and the Lenders will fund their Pro Rata Share of such amount, provided, further that, in no event will the Lessor's Net Invested Amount be less than 5.75% of the aggregate Funded Amounts.

                  (h) Alteration Fundings. Subject to the terms and conditions of this Master Agreement, on each Funding Date for an Alteration Funding until the Alteration Expiration Date (i) each Lender shall make available, or arrange to make available, to the Lessor a Loan in an amount equal to the product of such Lender's Commitment Percentage times the amount of Alteration Funding requested by the related Lessee for such Funding Date, which funds the Lessor hereby directs each Lender to pay over, or cause to be paid over, to the Agent, for distribution to the related Lessee and (ii) the Lessor shall pay over to the Agent, for distribution to the related Lessee, its own funds (which shall constitute a part of, and an increase in, the Lessor's Invested Amount with respect to the related Leased Property) in an amount equal to the product of the Lessor's Commitment Percentage times the amount of Funding requested by the related Lessee for such Funding Date.

                  (i) Estimated Completion Amount. The Construction Agent shall deposit the Estimated Completion Amount in a segregated account at SunTrust Bank or other bank reasonably acceptable to the Lessor, the Agent and the Construction Agent, and shall only withdraw such funds to pay Construction Costs that have not previously been paid, or to reimburse itself for Construction Costs paid by it for which it has not previously been reimbursed. If any portion of the Estimated Completion Amount remains in such account on September 30, 2003, such amount shall be distributed to the Agent, who shall distribute it to the Lessor and the Lenders, pro rata, for application to reduce their respective Funded Amounts.

         SECTION 2.3 Funded Amounts and Interest and Yield Thereon; Unused Fee.

                  (a) The Lessor's Invested Amount for any Leased Property outstanding from time to time shall accrue yield ("Yield") at the Lessor Rate, computed using the actual number of days elapsed and a 360 day year. If all or a portion of the principal amount of or Yield on the Lessor's Invested Amounts shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lessor under the Lease, to the maximum extent permitted by law, accrue Yield at the Overdue Rate, from the date of nonpayment until paid in full (both before and after judgment).

                  (b) Each Lender's Funded Amount for any Leased Property outstanding from time to time shall accrue interest as provided in the Loan Agreement.

                  (c) During the Construction Term, in lieu of the payment of accrued interest, on each Payment Date, each Lender's Funded Amount in respect of a Construction Land Interest shall automatically be increased by the amount of interest accrued and unpaid on the related Loans pursuant to the Loan Agreement during the Rent Period ending immediately prior to such Payment Date (except to the extent that at any time such increase would cause such Lender's Funded Amount to exceed such Lender's Commitment, in which event the related Lessee shall pay such excess amount to such Lender in immediately available funds on such Payment Date, unless such amount is an Additional Amount). Similarly, in lieu of the payment of accrued Yield, on each Payment Date, the Lessor's Invested Amount in respect of a Construction Land Interest shall automatically be increased by the amount of Yield accrued on the Lessor's Invested Amount in respect of such Leased Property during the Rent Period ending immediately prior to such Payment Date (except to the extent that at any time such increase would cause the Lessor's Invested Amount to exceed the Lessor's Commitment, in which event the related Lessee shall pay such excess amount to the Lessor in immediately available funds on such Payment Date, unless such amount is an Additional Amount). Such increases in Funded Amounts shall occur without any disbursement of funds by the Funding Parties, and without the need for delivery of a Funding Request. In addition, all Supplemental Rent payable to the Funding Parties with respect to any Construction Land Interest during the Construction Term therefor, other than indemnities payable pursuant to Section
3.3 of the Construction Agency Agreement, shall be capitalized and added to the principal of the related Loans and the related Lessor's Invested Amount (except to the extent that at any time such addition would cause any Funding Party's Funded Amount to exceed its Commitment, in which event the related Lessee shall pay such excess amount to such Funding Party in immediately available funds, unless such amount is an Additional Amount).

                  (d) Three Business Days prior to the last day of each Rent Period, ChoicePoint shall deliver (which delivery may be by facsimile) to the Lessor and the Agent a notice substantially in the form of Exhibit I (each, a "Payment Date Notice"), appropriately completed, specifying the allocation of the Funded Amounts related to such Rent Period to LIBOR Advances and Base Rate Advances and the Rent Periods therefor, provided that no such allocation to LIBOR Advances shall be in an amount less than $1,000,000. Each such Payment Date Notice shall be irrevocable. If no such notice is given, the Funded Amounts shall be allocated to a LIBOR Advance with a Rent Period of three (3) months.

                  (e) ChoicePoint agrees to pay to the Agent, for the pro rata benefit of the Funding Parties, an unused fee for each day from the date hereof until the Alteration Expiration Date equal to (i) the Fee Percentage times (ii) the aggregate Commitments, minus the Funded Amounts on such day, times (iii) 1/360. Such fees shall be payable in arrears on each Quarterly Payment Date and, prior to the Funding Termination Date, shall be paid by automatically increasing the Funded Amounts by the amount of such accrued fee. Such increases in the Funded Amounts shall occur without any disbursement of funds by the Funding Parties, and without the need for delivery of a Funding Request. After the Funding Termination Date, ChoicePoint shall pay such unused fee to the Agent on the date due.

                  (f) In lieu of the payment of accrued interest and Yield, on each Payment Date, each Funding Party's Funded Amount in respect of any Additional Amounts shall automatically be increased by the amount of interest or Yield accrued and unpaid on such Additional Amounts during the Rent Period ending immediately prior to such Payment Date. Such increases in Funded Amounts shall occur without any disbursement of funds by the Funding Parties, and without the need for delivery of a Funding Request.

         SECTION 2.4 Lessee Owner for Tax Purposes. With respect to each Leased Property, it is the intent of the Lessees and the Funding Parties that for federal, state and local tax (including sales and use taxes) purposes and commercial and bankruptcy law purposes the Lease shall be treated as the repayment and security provisions of a loan by the Lessor to the Lessees, and that the related Lessee shall be treated as the legal and beneficial owner entitled to any and all benefits of ownership of such Leased Property and all payments of Basic Rent during the Lease Term shall be treated as payments of interest and principal. The Lessor believes (but makes no representation or warranty) that as of the date hereof, it is not a "variable interest entity" as defined in FASB Interpretation No. 46, "Consolidation of Variable Entities". Nevertheless, each of Guarantor and each Lessee acknowledges and agrees that neither the Agent, nor any Funding Party, nor any other Person has made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of the Operative Documents and that each of Guarantor and each Lessee has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning the Operative Documents and the accounting, tax, financial and legal consequences of the transactions contemplated therein.

         SECTION 2.5 Actions on the Effective Date Hereof. On the date hereof
(i) the Lessor shall fund such amount as shall be necessary to increase the Lessor's Invested Amount to 5.75% of the aggregate Funded Amounts, which amount shall be used to reduce each Lender's B Loans and to pay certain transaction expenses related to the transactions occurring on the Effective Date and (ii) the Lessor shall fund an amount equal to the remaining outstanding principal balance of the Loans of SunTrust Bank, which amount may be funded by an interbank transfer and shall be used to prepay the remaining SunTrust Bank Loans in full.

         SECTION 2.6 Termination of Construction Agency Agreement. Notwithstanding anything to the contrary set forth in the Master Agreement or any other Operative Document, the parties hereto hereby acknowledge and agree that the Construction Agency Agreement is hereby terminated and of no further force and effect (except for those provisions that expressly survive termination). ChoicePoint hereby acknowledges that no new Leased Property that is subject to Construction may be added to the Transaction.

                                  ARTICLE III.
                         CONDITIONS PRECEDENT; DOCUMENTS

         SECTION 3.1 Conditions to the Obligations of the Funding Parties on each Closing Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on the Closing Date with respect to any Land and any Building thereon shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel), on or prior to such Closing Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.1 which are required to be performed by such Funding
Party:

                  (a) Documents. The following documents shall have been executed and delivered by the respective parties thereto:

                           (i) Deed and Purchase Agreement; Ground Lease. The related original Deed duly executed by the applicable Seller in favor of the Lessor and in recordable form, and copies of the related Purchase Agreement, assigned to the Lessor (unless Lessor is the original party thereto), shall each have been delivered to the Agent by ChoicePoint or the related Lessee, with copies thereof to each other Funding Party or the related Ground Lease, duly assigned to the Lessor (unless Lessor is the original party thereto), shall have been delivered to the Agent, with copies thereof to each other Funding Party, as applicable (it being understood, that each Purchase Agreement and each Ground Lease shall be reasonably satisfactory in form and substance to the Lessor and the Lenders).

                           (ii) Lease Supplement. The original of the related Lease Supplement, duly executed by the related Lessee and the Lessor and in recordable form, shall have been delivered to the Agent by such Lessee.

                           (iii) Mortgage and Assignment of Lease and Rents. Counterparts of the Mortgage (substantially in the form of Exhibit D-1 or D-2, as the case may be, attached hereto), duly executed by the Lessor and in recordable form, shall have been delivered to the Agent; and the Assignment of Lease and Rents (substantially in the form of Exhibit B attached hereto) in recordable form, duly executed by the Lessor, shall have been delivered to the Agent by the Lessor.

                           (iv) Security Agreement and Assignment. If Buildings are to be constructed on the Land, counterparts of the Security Agreement and Assignment (substantially in the form of Exhibit C attached hereto), duly executed by the Construction Agent, with an acknowledgment and consent thereto satisfactory to the Lessor and the Agent duly executed by the related General Contractor and the related Architect or Engineer, as applicable, and complete copies of the related Construction Contract and the related Architect's Agreement or Engineer's Agreement certified by the Construction Agent, shall have been delivered to the Lessor and the Agent (it being understood and agreed that if no related Construction Contract, Architect's Agreement or Engineer's Agreement exists on such Closing Date, such delivery shall not be a condition precedent to the Funding on such Closing Date, and in lieu thereof the Construction Agent shall deliver complete copies of such Security Agreement and Assignment and consents concurrently with the Construction Agent's entering into such contracts). If such Leased Property is a Construction Land Interest, counterparts of the supplement to the Construction Agency Agreement for such Leased Property, duly executed by the Construction Agent and the Lessor, and the Construction Budget for such Leased Property shall have been delivered to the Agent.

                           (v) Survey. The related Lessee shall have delivered, or shall have caused to be delivered, to the Lessor and the Agent, at such Lessee's expense, an accurate survey certified to the Lessor and the Agent in a form reasonably satisfactory to the Lessor and the Agent and prepared within ninety (90) days of such Closing Date (or such other time period agreed to by the Lessor and the Agent) by a Person reasonably satisfactory to the Lessor and the Agent. Such survey shall (1) be acceptable to the Title Insurance Company for the purpose of providing extended coverage to the Lessor and a lender's comprehensive endorsement to the Agent, (2) show no encroachments on such Land by structures owned by others, and no encroachments from any part of such Leased Property onto any land owned by others, and (3) disclose no state of facts reasonably objectionable to the Lessor, the Agent or the Title Insurance Company, and be reasonably acceptable to each such Person.

                           (vi) Title and Title Insurance. On such Closing Date, the Lessor shall receive from a title insurance company reasonably acceptable to the Lessor and the Agent an ALTA Owner's Policy of Title Insurance issued by such title insurance company and the Agent shall receive from such title insurance company an ALTA Mortgagee's Policy of Title Insurance issued by such title insurance company, in each case, in the amount of the projected cost of acquisition and construction of such Leased Property, reasonably acceptable in form and substance to the Lessor and the Agent, respectively (collectively, the "Title Policy"). The Title Policy shall be dated as of such Closing Date, and, to the extent permitted under Applicable Law, shall include such affirmative endorsements as the Lessor or the Agent shall reasonably request.

                           (vii) Appraisal. Each Funding Party shall have received a report of the Appraiser (an "Appraisal"), paid for by Guarantor or the related Lessee, which shall meet the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, shall be satisfactory to such Funding Party and shall state in a manner satisfactory to such Funding Party the estimated "as vacant" value of such Land and existing Buildings or any Building to be constructed thereon. Such Appraisal must show that the "as vacant" value of such Leased Property (if a Building is to be constructed on the Land, determined as if the Building had already been completed in accordance with the related Plans and Specifications and by excluding from such value the amount of assessments on such Leased Property) is at least 45% of the total cost of such Leased Property, including the cost of the trade fixtures, equipment and personal property related to such Leased Property and to be funded by the Funding Parties.

                           (viii) Environmental Audit and related Reliance Letter. The Lessor and the Agent shall have received an Environmental Audit for such Leased Property, which shall be conducted in accordance with ASTM standards and shall not include a recommendation for further investigation and is otherwise satisfactory to the Lessor and the Agent; and the firm that prepared the Environmental Audit for such Leased Property shall have delivered to the Lessor and the Agent a letter stating that the Lessor, the Agent and the Lenders may rely upon such firm's Environmental Audit of such Land, it being understood that the Lessor's and the Agent's acceptance of any such Environmental Audit shall not release or impair the Guarantor's or any Lessee's obligations under the Operative Documents with respect to any environmental liabilities relating to such Leased Property.

                           (ix) Evidence of Insurance. The Lessor and the Agent shall have received from the related Lessee certificates of insurance evidencing compliance with the provisions of
                  Article VIII of the Lease (including the naming of the Lessor, the Agent and the Lenders as additional insured or loss payee with respect to such insurance, as their interests may appear), in form and substance reasonably satisfactory to the Lessor and the Agent.

                           (x) UCC Financing Statement; Recording Fees; Transfer Taxes. Each Funding Party shall have received satisfactory evidence of (i) the execution and delivery to Agent of a UCC-1 and, if required by applicable law, UCC-2 financing statement to be filed with the Secretary of State of the applicable State (or other appropriate filing office) and the county where the related Land is located, respectively, and such other Uniform Commercial Code financing statements as any Funding Party deems necessary or desirable in order to perfect such Funding Party's interests and (ii) the payment of all recording and filing fees and taxes with respect to any recordings or filings made of the related Deed, the Lease, the related Lease Supplement, the related Mortgage and the related Assignment of Lease and Rents.

                           (xi) Opinions. An opinion of local counsel for the related Lessee qualified in the jurisdiction in which such Leased Property is located, substantially in the form set forth in Exhibit G attached hereto, and containing such other matters as the parties to whom they are addressed shall reasonably request, shall have been delivered and addressed to each of the Lessor, the Agent and the Lenders. To the extent reasonably requested by the Agent, opinions supplemental to those delivered under Section 3.2(vi) and reasonably satisfactory to the Agent shall have been delivered and addressed to each of the Lessor, the Agent and the Lenders.

                           (xii) Good Standing Certificates. The Agent shall have received good standing certificates for the Lessor and the related Lessee from the appropriate offices of the state where the related Land is located.

                           (xiii) IDB Property. If such Leased Property is an IDB Property or is otherwise subject to industrial development or revenue bonds, the IDB Documentation shall have been executed by the parties thereto, and shall be in form and substance reasonably acceptable to the Agent, the Lessor and the Lenders.

                  (b) Litigation. No action or proceeding shall have been instituted or, to the knowledge of any Funding Party, threatened nor shall any governmental action, suit, proceeding or investigation be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Master Agreement or any transaction contemplated hereby or by any other Operative Document or which is reasonably likely to materially adversely affect any Leased Property or any transaction contemplated by the Operative Documents or which would reasonably be expected to result in a Material Adverse Effect.

                  (c) Legality. In the opinion of such Funding Party or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for such Funding Party to participate in any of the transactions contemplated by the Operative Documents.

                  (d) No Events. (i) No Event of Default, Potential Event of Default, Event of Loss or Event of Taking relating to such Leased Property shall have occurred and be continuing, (ii) no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation or an Event of Taking, and (iii) there shall not have occurred any event that would reasonably be expected to have a Material Adverse Effect since December 31, 2002.

                  (e) Representations. Each representation and warranty of the parties hereto or to any other Operative Document contained herein or in any other Operative Document shall be true and correct in all material respects as though made on and as of such Closing Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

                  (f) Cutoff Date. No Closing Date shall occur after the Funding Termination Date.

                  (g) Approval. The Agent shall not have rejected such Leased Property for inclusion in the Lease by written notice to ChoicePoint.

         SECTION 3.2 Additional Conditions for the Effectiveness of this Agreement. The effectiveness of this Amended and Restated Master Agreement shall be subject to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel), on or prior to such effective date of the following conditions precedent in addition to those set forth in Section 3.1, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.2 which are required to be performed by such Funding Party:

                           (i)      Loan Agreement; Guaranty Agreement.
                  Counterparts of the Loan Agreement, duly executed by the Lessor, the Agent and each Lender shall have been delivered to each of the Lessor and the Agent. The Note, duly executed by the Lessor, shall have been delivered to the Agent. The Guaranty Agreement, duly executed by the Guarantor, shall have been delivered to the Agent.

                           (ii) Master Agreement. Counterparts of this Master Agreement, duly executed by the parties hereto, shall have been delivered to each of the parties hereto.

                           (iii) Construction Agency Agreement. Counterparts of the Construction Agency Agreement, duly executed by the parties thereto shall have been delivered to each of the parties hereto.

                           (iv) Lease. Counterparts of the Lease, duly executed by the Lessees party to this Master Agreement on the date hereof, and the Lessor, shall have been delivered to each Funding Party and the original, chattel paper copy of the Lease shall have been delivered to the Agent.

                           (v)      Lessee's Resolutions and Incumbency
                  Certificate, etc. Each of the Agent and the Lessor shall have received (x) a certificate of the Secretary or an Assistant Secretary of each of Guarantor and each Lessee party hereto on the date hereof, attaching and certifying as to the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, and (y) good standing or active status certificates for each of Guarantor and each Lessee party hereto on the date hereof from the appropriate offices of the states of Guarantor's or such Lessee's incorporation and principal place of business.

                           (vi) Good Standing Certificate. The Agent and ChoicePoint shall have received a good standing certificate for the Lessor from the appropriate office of the State of Delaware.

                           (vii)    Lessor's Consents and Incumbency
                  Certificate, etc. The Agent and ChoicePoint shall have received a certificate of the Secretary, an Assistant Secretary or a manager of the Lessor attaching and certifying as to (i) the consents of the managers of the Lessor duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, and (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf.

                           (viii) Lessor Yield Letter. The Lessor shall have received the Lessor Yield Letter duly executed by ChoicePoint.

         SECTION 3.3 Conditions to the Obligations of Lessee. The obligations of any Lessee to lease a Leased Property from the Lessor are subject to the fulfillment on the related Closing Date to the satisfaction of, or waiver by, such Lessee, of the following conditions precedent:

                  (a) General Conditions. The conditions set forth in Sections 3.1 and 3.2 that require fulfillment by the Lessor or the Lenders shall have been satisfied.

                  (b) Legality. In the opinion of such Lessee or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for such Lessee to participate in any of the transactions contemplated by the Operative Documents.

                  (c) Purchase Agreement; Ground Lease. The Purchase Agreement and, if applicable, the Ground Lease and all documents to be delivered under the Purchase Agreement or Ground Lease, including title insurance, survey and environmental audit, shall be reasonably satisfactory to such Lessee.

         SECTION 3.4 Conditions to the Obligations of the Funding Parties on each Funding Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on each Funding Date shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through their respective counsel) on or prior to each such Funding Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.4 which are required to be performed by such Funding Party:

                  (a) Funding Request. The Lessor and the Agent shall have received from the Construction Agent or a Lessee the Funding Request therefor pursuant to Section 2.2(d).

                  (b) Condition Fulfilled. As of such Funding Date, the conditions set forth in Sections 3.1(c) and (d) shall have been satisfied.

                  (c) Representations. As of such Funding Date, both before and after giving effect to the Funding requested by the Construction Agent or a Lessee on such date, the representations and warranties that the Construction Agent or such Lessee is deemed to make pursuant to Section 2.2(e) shall be true and correct in all material respects on and as of such Funding Date as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

                  (d) No Bonded Stop Notice or Filed Mechanics Lien. As of such Funding Date, and as to any Funded Amount requested for any Leased Property on such Funding Date, (i) none of the Lessor, the Agent or any Lender has received (with respect to such Leased Property) a bonded notice to withhold Loan funds that has not been discharged by the related Lessee or the Construction Agent, and (ii) no mechanic's liens or materialman's liens have been filed against such Leased Property that have not been discharged by the related Lessee, bonded over in a manner reasonably satisfactory to the Agent or insured over by the Title Insurance Company.

                  (e) Lease Supplement. If the Funding relates to a Building that will be leased under a Lease Supplement separate from the Lease Supplement for the related Land, the original of such separate Lease Supplement, duly executed by the related Lessee and the Lessor and in recordable form, shall have been delivered to the Agent.

         SECTION 3.5 Completion Date Conditions. The occurrence of the Completion Date with respect to any Leased Property shall be subject to the fulfillment to the satisfaction of, or waiver by, each party hereto (acting directly or through its counsel) of the following conditions precedent:

                  (a) Certificate of Occupancy. The Construction Agent shall have furnished to the Agent copies of a certificate or certificates of occupancy for such Leased Property or other legally equivalent permission to occupy such Leased Property.

                  (b) Construction Completion. Any related Construction shall have been completed substantially in accordance with the related Plans and Specifications (subject to punch list requirements), the related Deed and all Applicable Laws, and such Leased Property shall be ready for occupancy and operation. All fixtures, equipment and other property contemplated under the Plans and Specifications to be incorporated into or installed in such Leased Property shall have been substantially incorporated or installed, free and clear of all Liens except for Permitted Liens.

                  (c) Construction Agent Certification. The Construction Agent shall have furnished the Lessor, the Agent and each Lender with a certification of the Construction Agent (substantially in the form of Exhibit H) that:

                           (i) all amounts owing to third parties for the related Construction have been paid in full (other than contingent obligations for which the Construction Agent, as agent for the Lessor, has made adequate reserves and other than amounts included in the Estimated Completion Amount), and no litigation or proceedings are pending, or to the best of the Construction Agent's knowledge, are threatened, against such Leased Property or the Construction Agent or the related Lessee which could reasonably be expected to have a Material Adverse Effect;

                           (ii) all material consents, licenses and permits and other governmental authorizations or approvals required for such Construction and operation of such Leased Property have been obtained and are in full force and effect;

                           (iii) such Leased Property has available all services of public facilities and other utilities necessary for use and operation of such Leased Property for its intended purposes including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access between the related Building and public highways for pedestrians and motor vehicles;

                           (iv) all material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of such Leased Property as the related Lessee intends to use such Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all then intended utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and neither the Construction Agent nor the related Lessee has any knowledge of any pending modification or cancellation of any of the same; and the use of such Leased Property does not depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained and is in full force and effect for its continuing legal use;

                           (v) all of the requirements and conditions set forth in Section 3.5(b) hereof have been completed and fulfilled with respect to such Leased Property and the related Construction; and

                           (vi) such Leased Property is in compliance in all material respects with all applicable zoning laws and regulations.

         SECTION 3.6 Addition of Lessees. After the date hereof, additional Subsidiaries of ChoicePoint may become Lessees hereunder and under the other Operative Documents upon satisfaction of the following conditions precedent:

                  (a) such Subsidiary and the Guarantor shall have executed and delivered to the Agent and the Lessor a Joinder Agreement, substantially in the form of Exhibit E;

                  (b) such Subsidiary shall have delivered to each of the Agent and the Lessor (x) a certificate of the Secretary or an Assistant Secretary of such Subsidiary, attaching and certifying as to (i) the Board of Directors' resolution duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, (iii) its articles or certificate of incorporation, certified as of a recent date by the Secretary of State of its incorporation and
(iv) its by-laws, and (y) good standing or active status certificates from the appropriate offices of the States of such Subsidiary's incorporation and principal place of business;

                  (c) such Subsidiary shall have delivered an opinion of Jones, Day, Reavis & Pogue, or other counsel to such Subsidiary, addressed to each of the Lessor, the Agent and the Lenders, substantially in the form of the opinion delivered by counsel to ChoicePoint on the Initial Closing Date; and

                  (d) the Agent, the Lessor and the Lenders shall have received such other documents, certificates and information as any of them shall have reasonably requested.

                                  ARTICLE IV.
                                 REPRESENTATIONS

         SECTION 4.1 Representations of ChoicePoint and other Lessees. Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, each of ChoicePoint and each other Lessee represents and warrants to each of the other parties hereto as follows:

                  (a) Corporate Existence; Compliance with Law. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. It is (i) has the corporate power and authority and the legal right to own and operate its property and to conduct its business, (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, and (iii) is in compliance with all Requirements of Law, except where the failure to duly qualify or to comply with applicable Requirements of Law would not have a Material Adverse Effect.

                  (b) Corporate Power; Authorization. It has the corporate power and authority to make, deliver and perform the Operative Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Operative Documents. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority), is required in connection with the execution, delivery or performance by it, or the validity or enforceability against it, of the Operative Documents, other than such consents, authorizations or filings which have been made or obtained.

                  (c) Enforceable Obligations. This Master Agreement and each other Operative Document to which it is a party has been duly authorized, executed and delivered by it, and this Master Agreement and each other Operative Document to which it is a party constitute legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                  (d) No Contractual or Legal Bar. The execution, delivery and performance by it of the Operative Documents to which it is a party (i) will not contravene any material provision of any Requirement of Law, (ii) will not conflict with or be inconsistent with or result in any breach of, or constitute a default under, any Contractual Obligations of any Consolidated Company that would result in liability to it of $500,000 or more in the aggregate or otherwise result in a Material Adverse Effect, (iii) will not violate any provision of its certificate of incorporation (or equivalent thereof) or bylaws (or equivalent thereof), (iv) will not require the consent, approval or authorization of any governmental or non-governmental authority or Person and
(v) will not result in the creation of any Lien upon any of its the assets or properties and its Subsidiaries, other than those Liens permitted under Section 5.2(a).

                  (e) No Material Litigation or Investigations. No litigation, investigations or proceedings of or before any courts, tribunals, arbitrators or governmental authorities are pending or, to knowledge threatened by or against any of the Consolidated Companies, or against any of their respective properties or rights, existing or future (i) with respect to any Operative Document or any of the transactions contemplated hereby or thereby, or
(ii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

                  (f) Investment Company Act, Etc. None of the Consolidated Companies is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). None of the Consolidated Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any foreign, federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed, guarantee such indebtedness, or pledge its assets to secure such indebtedness, as contemplated hereby or by any other Operative Document.

                  (g) Margin Regulations. No part of the proceeds of any of the Funded Amounts will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the applicable Margin Regulations.

                  (h) Insurance. ChoicePoint currently maintains insurance with respect to its properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being the types, and in amounts no less than those amounts which are, customary for such companies under similar circumstances; provided, however, that ChoicePoint may self insure in amounts satisfactory to management, subject to the provisions of Section 5.1(f). The Consolidated Companies have paid all material amounts of insurance premiums now due and owing with respect to such insurance policies and coverages (it being understood that insurance premiums for certain insurance policies and coverages may permit payment on a quarterly basis), and such policies and coverages are in full force and effect.

                  (i) No Default. None of the Consolidated Companies is in default under or with respect to any material Contractual Obligation in any respect.

                  (j) No Burdensome Restrictions. None of the Consolidated Companies is a party to or bound by any Contractual Obligation or Requirement of Law which has had or would reasonably be expected to have a Material Adverse Effect.

                  (k) Taxes. Each of the Consolidated Companies has filed or caused to be filed all declarations, reports and tax returns which are required to have been filed, and has paid all taxes, custom duties, levies, charges and similar contributions ("taxes" in this Section 4.1(k) shown to be due and payable on said returns or on any assessments made against it or its properties, and all other taxes, fees or other charges imposed on it or any of its properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books or where the aggregate sum of taxes unpaid is less than $500,000); and no tax liens have been filed and, to its knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

                  (l) Subsidiaries. Schedule 4.1(l) accurately describes as of the initial Closing Date (1) the complete name of each Subsidiary of ChoicePoint, (2) the jurisdiction of incorporation or organization of each Subsidiary of ChoicePoint, (3) the ownership of all issued and outstanding Capital Stock of each Subsidiary of ChoicePoint and (4) whether such Subsidiary is a Material Subsidiary. Except as disclosed on Schedule 4.1(l), ChoicePoint has no Subsidiaries and neither ChoicePoint nor any Subsidiary is a joint venture partner or general partner in any partnership. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now as now conducted in each case where the failure to have the same would have a Material Adverse Effect.

                  (m) Financial Statements. The audited balance sheet of the Consolidated Companies as of December 31, 2002, and the related statements of income and cash flows of the Consolidated Companies, a copy of which has been delivered to the Funding Parties, fairly presents, in conformity with generally accepted accounting principles, the financial position of the Consolidated Companies of such date and time. The Consolidated Companies do not have any material contingent obligations, contingent liabilities or other obligations which are not reflected in the balance sheet referenced above. Since December 31, 2002, there have been no changes with respect to the Consolidated Companies which has had or would reasonably be expected to have a Material Adverse Effect.

                  (n)      ERISA.

                           (i)     (1)       Identification of Plans. (A) None
                  of the Consolidated Companies nor any of their respective ERISA Affiliates maintains or contributes to, or has during the past two years maintained or contributed to, any Plan that is subject to Title IV of ERISA, and (B) none of the Consolidated Companies maintains or contributes to any Foreign Plan;

                                    (2)      Compliance. Each Plan and each
                  Foreign Plan maintained by the Consolidated Companies have at all times been maintained, by their terms and in operation, in compliance with all applicable laws, and the Consolidated Companies are subject to no tax or penalty with respect to any Plan maintained or contributed to by such Consolidated Company or any ERISA Affiliate thereof, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 404, or 419 of the Tax Code, where the failure to comply with such laws, and such taxes and penalties, together with all other liabilities referred to in this Section 4.1(n) (taken as a whole), would in the aggregate have a Material Adverse Effect;

                                    (3)      Liabilities. The Consolidated
                  Companies are subject to no liabilities (including withdrawal liabilities) with respect to any Plans or Foreign Plans maintained or contributed to by such Consolidated Companies or any of their ERISA Affiliates, including without limitation, any liabilities arising from

                  Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing such Plan and to pay current contributions, expenses and premiums with respect to such Plans or Foreign Plans, where such liabilities, together with all other liabilities referred to in this Section 4.1(n) (taken as a whole), would in the aggregate have a Material Adverse Effect;

                                    (4)      Funding. The Consolidated Companies
                  and, with respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed by any of them under the terms of each Plan and applicable law, and (B) required to be paid as expenses by any of them (including PBGC or other premiums) of each Plan, where the failure to pay such amounts (when taken as a whole, including any penalties attributable to such amounts) would have a Material Adverse Effect. No Plan maintained by a Consolidated Company subject to Title IV of ERISA has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA, determined as if such Plan terminated on any date on which this representation and warranty is deemed made, in any amount which, together with all other liabilities referred to in this Section 4.1(n) (taken as a whole), would have a Material Adverse Effect if such amount were then due and payable. The Consolidated Companies are subject to no liabilities with respect to post-retirement medical benefits other than those accrued on ChoicePoint's financial statements.

                           (ii) With respect to any Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction where the Foreign Subsidiary maintains its principal place of business or in which the Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Plans, together with all other liabilities referred to in this Section 4.1(n) (taken as a whole), would not have a Material Adverse Effect.

                  (o) Possession of Franchises, Licenses, Etc. Each of the Consolidated Companies possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and none of the Consolidated Companies is in violation of any thereof in any material respect.

                  (p) Patents, Trademarks, Licenses, Etc. (i) The Consolidated Companies have obtained and hold in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of their respective businesses as presently conducted and where the result of a failure to obtain and hold such patents, trademarks, service marks, trade names, copyrights, licenses and other such rights would have a Material Adverse Effect, and (ii) to the best of its knowledge, no product, process, method, service or other item presently sold by or employed by any Consolidated Company in connection with such business infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other person and there is not presently pending, or to its knowledge, threatened, any claim or litigation against or affecting any Consolidated Company contesting such Person's right to sell or use any such product, process, method, substance or other item where the result of such failure to obtain and hold such benefits or such infringement would have a Material Adverse Effect.

                  (q) Ownership of Property. Each Consolidated Company has good and marketable fee simple title to or a valid leasehold interest in all of its real property and good title to, or a valid leasehold interest in, all of its other material assets, as such properties are reflected in the most recent financial statements delivered by ChoicePoint to the Agent, other than properties disposed of in the ordinary course of business since such date or as otherwise permitted by the terms of this Master Agreement, subject to no Lien or title defect of any kind, except Liens permitted under Section 5.2(a). The Consolidated Companies enjoy peaceful and undisturbed possession under all of their respective leases.

                  (r) Financial Condition. On each Closing Date and after giving effect to the transactions contemplated by this Master Agreement and the other Operative Documents, including without limitation, the use of the proceeds of the Funded Amounts as provided in Section 2.2, the Guarantor and each Lessee is Solvent.

                  (s) Labor Matters. The Consolidated Companies have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a Material Adverse Effect, and, to the best of its knowledge, there are no such strikes, disputes, slow downs or work stoppages threatened against any Consolidated Company which if they occurred, would reasonably be expected to have a Material Adverse Effect. The hours worked and payment made to employees of the Consolidated Companies have not been in violation in any material respect of the Fair Labor Standards Act (in the case of Consolidated Companies that are not Foreign Subsidiaries) or any other applicable law dealing with such matters. All payments due from the Consolidated Companies, or for which any claim may be made against the Consolidated Companies, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Consolidated Companies in all jurisdictions where the failure to pay or accrue such liabilities would reasonably be expected to have a Material Adverse Effect.

                  (t) Payment or Dividend Restrictions. None of the Consolidated Companies is party to or subject to any agreement or understanding restricting or limiting the payment of any dividends or other distributions by any such Consolidated Company, other than CDB/Infotek.

                  (u) Outstanding Indebtedness. Schedule 4.1(u) lists all outstanding Indebtedness of the Consolidated Companies as of June 30, 2001, and since June 30, 2001, no additional material indebtedness has been incurred by the Consolidated Companies. There exists no default under the provisions of any instrument evidencing or securing Indebtedness of ChoicePoint or any of its Subsidiaries or of any agreement otherwise relating thereto which has had or would reasonably be expected to have a Material Adverse Effect.

                  (v) Disclosure. No representation or warranty contained in this Master Agreement (including the Schedules attached hereto) or in any other document furnished from time to time pursuant to the terms of this Master Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading in any material respect as of the date made or deemed to be made. There is no fact known to it which is having, or is reasonably expected to have, a Material Adverse Effect.

                  (w)      Environmental Matters.

                           (i) The Consolidated Companies have received no notices of claims or potential liability under, and are in compliance with, all applicable Environmental Laws, where such claims and liabilities under, and failures to comply with, such statutes, regulations, rules, ordinances, laws or licenses, would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies having a Material Adverse Effect.

                           (ii) None of the Consolidated Companies has received any notice of violation or notice of any action, either judicial or administrative, from any governmental authority (whether United States or foreign) relating to the actual or alleged violation of any Environmental Law, including, without limitation, any notice of any actual or alleged spill, leak, or other release of any Hazardous Material by any Consolidated Company or its employees or agents, or as to the existence of any contamination on any properties owned by any Consolidated Company, where any such violation, spill, leak, release or contamination would reasonably be expected to result in penalties, fines, claims or other liabilities to the Consolidated Companies having a Material Adverse Effect.

                           (iii) The Consolidated Companies have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required material permits, licenses and approvals for (A) the emission of air pollutants or contaminants, (B) the treatment or pretreatment and discharge of waste water or storm water, (C) the treatment, storage, disposal or generation of hazardous wastes, (D) the withdrawal and usage of ground water or surface water, and (E) the disposal of solid wastes.

                  (x)      Hazardous Materials - Leased Properties.

                           (i)      Except as described in the related
                  Environmental Audit, on the Closing Date for each Leased Property, there are no Hazardous Materials present at, upon, under or within such Leased Property or released or transported to or from such Leased Property (except in compliance in all material respects with all Applicable Law).

                           (ii) On the related Closing Date, no Governmental Actions have been taken or are in process or have been threatened, which could reasonably be expected to subject such Leased Property, any Lender or the Lessor to any material Claims or Liens with respect to such Leased Property under any Environmental Law or would otherwise have a Material Adverse Effect.

                           (iii) The related Lessee has, or will obtain on or before the date required by Applicable Law, all Environmental Permits necessary to operate each Leased Property, if any, in accordance with Environmental Laws and is complying with and has at all times complied with all such Environmental Permits, except to the extent the failure to obtain such Environmental Permits or to so comply would not have a Material Adverse Effect.

                           (iv)     Except as set forth in the related
                  Environmental Audit or in any notice subsequently furnished by the related Lessee to the Agent and approved by the Agent in writing prior to the respective times that the representations and warranties contained herein are made or deemed made hereunder, no notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to the related Lessee, no penalty has been assessed on the related Lessee and no investigation or review is pending or, to its best knowledge, threatened by any Governmental Authority or other Person in each case relating to any Leased Property with respect to any alleged material violation or liability of the related Lessee under any Environmental Law. To the best knowledge of the related Lessee, no material notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or threatened by any Governmental Authority or other Person relating to any Leased Property with respect to any alleged material violation or liability under any Environmental Law by any other Person.

                           (v) Each Leased Property and each portion thereof are presently in compliance in all material respects with all Environmental Laws, and, to the best knowledge of the related Lessee, there are no present or past facts, circumstances, activities, events, conditions or occurrences regarding such Leased Property (including without limitation the release or presence of Hazardous Materials) that would reasonably be anticipated to (A) form the basis of a material Claim against such Leased Property, any Funding Party or the related Lessee, (B) cause such Leased Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which such Leased Property is located, other than notices filed in the ordinary cause of business, or (D) prevent or materially interfere with the continued operation and maintenance of such Leased Property as contemplated by the Operative Documents.

                  (y) Leased Property. The present condition of each Leased Property conforms in all material respects with all conditions or requirements of all existing permits and approvals issued with respect to such Leased Property, and the related Lessee's future intended use of such Leased Property under the Lease does not violate any Applicable Law. To the best knowledge of the related Lessee, no material notices, complaints or orders of violation or non-compliance have been issued or threatened or contemplated by any Governmental Authority with respect to any Leased Property or any present or intended future use thereof. All material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of each Leased Property as the related Lessee intends to use such Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or to the related Lessee's best knowledge will be, obtained and are or will be in full force and effect, and the related Lessee has no knowledge of any pending material modification or cancellation of any of the same.

         SECTION 4.2 Survival of Representations and Effect of Fundings.

                  (a) Survival of Representations and Warranties. All representations and warranties made in Section 4.1 shall survive delivery of the Operative Documents and every Funding, and shall remain in effect until all of the Obligations are fully and irrevocably paid.

                  (b) Each Funding a Representation. Each Funding accepted by a Lessee or the Construction Agent shall be deemed to constitute a representation and warranty by ChoicePoint and each other Lessee to the effect of Section 4.1.

         SECTION 4.3 Representations of the Lessor. Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, in each case, with respect to each of the Leased Properties, the Lessor represents and warrants to the Agent, the Lenders and the Lessees as follows:

                  (a) Securities Act. The interest being acquired or to be acquired by the Lessor in such Leased Property is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that the Lessor shall be entitled to assign, convey or transfer its interest in accordance with Section 6.1.

                  (b) Due Organization, etc. The Lessor is a limited liability company duly organized and validly existing in good standing under the laws of Delaware and is duly qualified and in good standing in each state in which the failure to be so qualified would have a material adverse effect upon the ability of the Lessor to perform its obligations under the Operative Documents to which it is, or will be, a party, and has full power, authority and legal right to execute, deliver and perform its obligations under the Lease, this Master Agreement and each other Operative Document to which it is or will be a party.

                  (c) Due Authorization; Enforceability, etc. This Master Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be duly authorized, executed and delivered by or on behalf of the Lessor and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by general equitable principles.

                  (d) No Conflict. The execution and delivery by the Lessor of the Lease, this Master Agreement and each other Operative Document to which the Lessor is or will be a party, are not or will not be, and the performance by the Lessor of its obligations under each will not be, inconsistent with its organizational documents, do not and will not contravene any Applicable Law applicable generally to parties providing financing and do not and will not contravene any provision of, or constitute a default under, any Contractual Obligation of Lessor, do not and will not require the consent or approval of, the giving of notice to, the registration with or taking of any action in respect of or by, any Governmental Authority applicable generally to parties providing financing, except such as have been obtained, given or accomplished, and the Lessor possesses all requisite regulatory authority to undertake and perform its obligations under the Operative Documents, in each case if such contravention, default or failure to obtain, give or accomplish such consent, approval, notice or registration would materially adversely affect the Lessor's ability to perform its obligations under the Operative Documents to which it is or will be a party.

                  (e) Litigation. There are no pending or, to the knowledge of the Lessor, threatened actions or proceedings against the Lessor before any court, arbitrator or administrative agency with respect to any Operative Document or that would have a material adverse effect upon the ability of the Lessor to perform its obligations under this Master Agreement or any other Operative Documents to which it is or will be a party.

                  (f) Lessor Liens. No Lessor Liens (other than those expressly created by the Operative Documents) exist on any Closing Date on the Leased Property, or any portion thereof, and the execution, delivery and performance by the Lessor of this Master Agreement or any other Operative Document to which it is or will be a party will not subject any Leased Property, or any portion thereof, to any Lessor Liens (other than those expressly created by the Operative Documents).

                  (g) Employee Benefit Plans. The Lessor is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code).

                  (h) No Offering. The Lessor has not offered the Note to any Person in any manner that would subject the issuance thereof to registration under the Securities Act or any applicable state securities laws.

                  (i) Investment Company. The Lessor is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  (j) Financial Statements. The financial statements provided to the Guarantor by the Lessor have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. There are no material transactions, agreements or accounts that have not been properly recorded in the accounting records underlying the financial statements of the Lessor provided to the Guarantor by the Lessor.

                  (k) Sole Member. SunTrust Banks, Inc. is the sole member of the Lessor and, in its capacity as the sole member of Lessor, is entitled to the profits and the losses of the Lessor. There is only one class of equity in the Lessor. Profits or losses resulting from the Lessor's equity investment in the Transaction are included in the overall profits and losses of the Lessor. As of the Closing Date for each Leased Property, the fair value of the outstanding Funded Amounts does not represent more than 50% of the fair value of the Lessor's total assets.

                  (l) Source of Funds. Not less than 5.75% of the aggregate Funded Amounts has been funded by the Lessor from funds that do not represent the proceeds of nonrecourse debt or the nonrecourse sale of participations.

         SECTION 4.4 Representations of each Lender. Effective as of the date of execution hereof, as of each Closing Date and as of each Funding Date, each Lender represents and warrants to the Lessor and to the Lessees as follows:

                  (a) Securities Act. The interest being acquired or to be acquired by such Lender in the Funded Amounts is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that such Lender shall be entitled to assign, convey or transfer its interest in accordance with Section 6.2.

                  (b) Employee Benefit Plans. Such Lender is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code).

                                   ARTICLE V.
                     COVENANTS OF CHOICEPOINT AND THE LESSOR

         SECTION 5.1 Affirmative Covenants.

                  So long as any Commitment remains in effect hereunder or any Funded Amount shall remain outstanding, ChoicePoint will (unless waived in writing by the Required Funding Parties):

                  (a) Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence (except for mergers, divestitures and consolidations permitted pursuant to Section 5.2(c), and except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect), its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary.

                  (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with, all Requirements of Law (including, without limitation, the Environmental Laws, ERISA and employee benefit laws) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations would reasonably be expected to have a Material Adverse Effect.

                  (c) Payment of Taxes and Claims, Etc. Pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto or the aggregate sum of taxes unpaid is less than $500,000.

                  (d) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions.

                  (e) Visitation, Inspection, Etc. (i) Prior to the occurrence of a Default, permit, and cause each of its Subsidiaries to permit, any representative of any Funding Party at such Funding Party's expense after reasonable notice during regular business hours (which date of visit shall be mutually agreed upon but shall not be later than 2 weeks after the date requested by such Funding Party) to visit and inspect, in the company of any of the Executive Officers or their designees and their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of the Lessee and its Subsidiaries. Prior to the occurrence of a Potential Event of Default or an Event of Default, each Lender shall be entitled to no more than two (2) such visits and inspections per year.

                           (ii) After the occurrence of a Default, permit, and cause each of its Subsidiaries to permit, any representative of any Funding Party at the Lessees' expense to visit and inspect, in the company of any of the Executive Officers or their designees and their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of ChoicePoint and its Subsidiaries.

                           (iii) To cooperate and assist, and to cause each of its Subsidiaries to cooperate and assist, in such visits and inspections set forth in paragraphs (i) and (ii) above in this Section 5.1(e), in each case at such reasonable times and as often as may reasonably be desired; provided, however, that
                  (i) in no event shall any Funding Party have access to information prohibited by law, and (ii) in the event any Funding Party desires to inspect confidential matters (which matters shall in no event include financial information and data of ChoicePoint or its Subsidiaries or other information the Funding Parties may require in order to determine compliance this Master Agreement) under this Section, such Funding Party shall executed a confidentiality agreement relating to such matters, which agreement shall contain reasonable terms acceptable to such Funding Party and its counsel.

                  (f)      Insurance; Maintenance of Properties.

                           (i) Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts as are customary for such companies under similar circumstances; provided, however, that ChoicePoint may self-insure in amounts satisfactory to management. Upon the request of the Agent, ChoicePoint shall file with the Agent a detailed Acord certificate of insurance stating the names of the insurance companies, the limits of liability of insurance, the date of expiration thereof, the Property and risks covered thereby and the insured with respect thereto, and, within 60 days after notice in writing from the Agent, obtain such additional insurance as the Required Funding Parties may reasonably request as a result of a material change in the circumstances or conditions affecting ChoicePoint's business specifically or its type of business generally, provided that such additional insurance is available at a commercially reasonable cost.

                           (ii) Cause, and cause each of the Consolidated Companies to cause, all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the judgment of ChoicePoint may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 5.1(f) shall prevent ChoicePoint from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the judgment of ChoicePoint, desirable in the conduct of its business or the business of any Consolidated Company.

                           (iii) Maintain in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of the businesses of the Consolidated Companies as presently conducted, where the result of failure to obtain and hold such benefits would have a Material Adverse Effect.

                  (g)      Reporting Covenants. Furnish to the Agent:

                           (i) Annual Financial Statements. To the Agent, as soon as available and in any event within 105 days after the end of each fiscal year of ChoicePoint, balance sheets of the Consolidated Companies as at the end of such year, presented on a consolidated basis, and the related statements of income, and cash flows of the Consolidated Companies for such fiscal year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of the independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such fiscal year on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                           (ii) Quarterly Financial Statements. To the Agent, as soon as available and in any event within 60 days after the end of each fiscal quarter of ChoicePoint (other than the fourth fiscal quarter), balance sheets of the Consolidated Companies as at the end of such quarter presented on a consolidated basis and the related statements of income, shareholders' equity, and cash flows of the Consolidated Companies for such fiscal quarter and for the portion of the ChoicePoint's fiscal year ended at the end of such quarter, presented on a consolidated basis setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of ChoicePoint's previous fiscal year, all in reasonable detail and accompanied by a certification by the chief financial officer of ChoicePoint that such financial statements fairly present in all material respects the financial condition of the Consolidated Companies as at the end of such fiscal quarter on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal quarter and such portion of ChoicePoint's fiscal year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);

                           (iii) No Default/Compliance Certificate. To the Agent, together with the financial statements required pursuant to subsections (i) and (ii) above, a certificate (with supporting details) of the chief financial officer of ChoicePoint substantially in the form of Exhibit J attached hereto (the "Compliance Certificate") (i) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Event of Default and no Potential Event of Default, or if there exists an Event of Default or a Potential Event of Default, specifying the nature thereof and the proposed response thereto, and (ii) demonstrating in reasonable detail compliance as at the end of such fiscal year or such fiscal quarter with Section 5.1(h) and Sections 5.2(a), (d) and (e);

                           (iv) Auditor's Statement. To the Agent, together with the financial statements required pursuant to subsection
                  (i) above, a statement of the accountants who prepared the report referred to therein, to the effect that, nothing has come to their attention which would cause them to believe that a Default or Event of Default existed as of the date of such financial statements, or if there existed a Default or Event of Default, specifying the nature thereof;

                           (v) Notice of Default. To the Agent and each Funding Party, promptly, and no later than five (5) Business Days after any Executive Officer of ChoicePoint has notice or knowledge of the occurrence of an Event of Default or a Default, a certificate of the chief financial officer of ChoicePoint specifying the nature thereof and the proposed response thereto;

                           (vi) Litigation and Investigations. To the Agent and each Funding Party, promptly, and no later than ten (10) Business Days after any Executive Officer of ChoicePoint has notice or knowledge thereof, notice of the institution of or any material adverse development in any material action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Consolidated Company, or any material property of any thereof, or the threat of any such action, suit, proceeding, investigation or arbitration;

                           (vii) Environmental Notices. To the Agent and each Funding Party, promptly, and no later than ten (10) Business Days after any Executive Officer of ChoicePoint has notice or knowledge thereof, notice of any actual or alleged violation, or notice of any action, claim or request for information, either judicial or administrative, from any governmental authority relating to any actual or alleged claim, notice of potential responsibility under or violation of any Environmental Law, or any actual or alleged spill, leak, disposal or other release of any waste, petroleum product, or hazardous waste or Hazardous Substance by any Consolidated Company which could result in a Material Adverse Effect;

                           (viii) ERISA. (1) To the Agent and each Funding Party, promptly, and no later than ten (10) Business Days after any Executive Officer of ChoicePoint has notice or knowledge thereof, (A) with respect to any Plan maintained by any Consolidated Company or any ERISA Affiliate thereof, or any trust established thereunder, notice of a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations); or (B) any other event which could subject any Consolidated Company to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 404 or 419 of the Tax Code, or any tax, penalty or liability under any Requirement of Law applicable to any Foreign Plan, where any such taxes, penalties or liabilities could result in a Material Adverse Effect;

                                    (2)      To the Agent and each Funding
                  Party, promptly after such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under
                  Section 401(a)(29) or 412 of the Tax Code with respect to any Plan maintained by any Consolidated Company or any ERISA Affiliate thereof;

                                    (3)      To the Agent and each Funding
                  Party, promptly after receipt, any notice received by any Consolidated Company or any ERISA Affiliate thereof concerning the intent of the PBGC or any other governmental authority to terminate a Plan maintained or contributed to by such Consolidated Company or ERISA Affiliate thereof which is subject to Title IV of ERISA, to impose any liability on such Consolidated Company or ERISA Affiliate under Title IV of ERISA or Chapter 43 of the Tax Code;

                                    (4)      To the Agent and each Funding
                  Party, upon the request of the Agent, promptly upon the filing thereof with the Internal Revenue Service ("IRS") or the Department of Labor ("DOL"), a copy of IRS Form 5500 or annual report for each Plan maintained by any Consolidated Company or ERISA Affiliate thereof which is subject to Title IV of ERISA;

                                    (5)      To the Agent and each Funding
                  Party, upon request of the Agent, but no more frequently than twice each calendar year, (A) true and complete copies of any and all documents, government reports and IRS determination or opinion letters or rulings for any Plan maintained or contributed to by any Consolidated Company from the IRS, PBGC or DOL, received within the preceding 12 months (B) any reports filed with the IRS, PBGC or DOL with respect to a Plan maintained or contributed to by the Consolidated Companies or any ERISA Affiliate thereof filed within the preceding 12 months, or (C) a current statement of withdrawal liability for each Multiemployer Plan maintained or contributed to by any Consolidated Company or any ERISA Affiliate thereof;

                                    (6)      To the Agent and the Funding
                  Parties, promptly, and no later than (5) Business Days after any Executive Officer has notice or knowledge thereof, notice that (i) any material contributions to any Foreign Plan have not been made by the required due date for such contribution and such default cannot immediately be remedied, (ii) any Foreign Plan is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time, or
                  (iii) a material change is anticipated to any Foreign Plan that may have a Material Adverse Effect.

                           (ix) Liens. To the Agent and the Funding Parties, promptly, and no later than five (5) Business Days after any Executive Officer of ChoicePoint has notice or knowledge thereof, notice of the filing of any federal statutory Lien, tax or other state or local government Lien or any other Lien affecting their respective properties, other than those Liens expressly permitted by Section 5.2(a);

                           (x) Public Filings, Etc. To the Agent and the Funding Parties, promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by ChoicePoint to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange, and of all press releases and other statements made available generally to the public containing material developments in the business or financial condition of ChoicePoint and the other Consolidated Companies;

                           (xi) New Material Subsidiaries. To the Agent and the Funding Parties, within 30 days after the formation, acquisition or existence of any new Material Subsidiary, or any other event resulting in the creation of a new Material Subsidiary, or the domestication of any Foreign Subsidiary, notice of the formation or acquisition of such Subsidiary or such occurrence, including a description of the assets of such entity, the activities in which it will be engaged, and such other information as the Agent may request;

                           (xii) Default under Other Debt. To the Agent and the Funding Parties, immediately upon its receipt thereof, copies of any notice received by ChoicePoint or any other Consolidated Company from the holder(s) of Indebtedness of the Consolidated Companies (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds $5,000,000, where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness;

                           (xiii) Complete Lien Search Results. To the Agent and the Funding Parties, as soon as available and in any event within 30 days after the initial Closing Date, copies of all UCC, judgment and tax lien search results for all ChoicePoint's locations in the United States other than field offices at which is located tangible personal property (having an aggregate value not in excess of $6,000,000); and

                           (xiv) Other Information. To the Agent, with reasonable promptness, any other information as the Agent on behalf of any Funding Party may reasonably request from time to time.

                  (h)      Financial Covenants.

                           (i) Fixed Charge Coverage Ratio. Maintain as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, equal to or greater than 2.5:1.0.

                           (ii) Funded Debt to Consolidated EBITDA. Maintain as of the last day of each fiscal quarter, a maximum ratio of Funded Debt to Consolidated EBITDA, calculated for the fiscal quarter then ended and the immediately preceding three fiscal quarters, of less than or equal to 3.0:1.0.

                  (i) Intellectual Property. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its rights, franchises, and licenses, and its patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, necessary or desirable in the normal conduct of its business, except where the failure to maintain such rights, franchises, and licenses, patents, copyrights trademarks, trade names, and service marks would not reasonably be expected to have a Material Adverse Effect.

                  (j) Amendments to Credit Agreement. Provide the Agent with copies of any and all amendments to, and replacements of, the Credit Agreement, and copies of any other revolving credit facility entered into by ChoicePoint. ChoicePoint agrees to enter into amendments to this Master Agreement and the other Operative Documents to make the covenants, representations and Events of Default set forth herein and therein substantially the same as those covenants, representations and/or events of default set forth in such amendment, replacement or other credit facility, if any, that are identified by the Agent in a request by the Agent to ChoicePoint.

         SECTION 5.2 Negative Covenants. So long as any Commitment remains in effect hereunder or any Funded Amount shall remain unpaid shall remain outstanding, ChoicePoint will not and will not permit any Subsidiary to (unless waived in writing by the Required Funding Parties):

                  (a) Liens. Create, incur, assume or suffer to exist any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness other than:

                           (i)      Liens existing on the initial Closing Date
                  (A) securing an aggregate amount not in excess of $2,400,000 and disclosed in the lien search report delivered under
                  Section 5.1(h)(xiii), (B) securing obligations of CDB/Infotek owing to ChoicePoint, or (C) securing an amount not to exceed $250,000 in the aggregate;

                           (ii) Liens on any property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost of such property and any refinancing thereof, provided that such Lien does not extend to any other property and further provided that the amount of Indebtedness secured by such Liens does not exceed $10,000,000 in aggregate principal amount at any one time outstanding;

                           (iii) Liens for taxes not yet due and payable, and Liens for taxes which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

                           (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

                           (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                           (vi) zoning, easements and restrictions on the use of real property which do not materially impair the use of such property;

                           (vii)    Liens arising under ERISA;

                           (viii) rights in property reserved or vested in any governmental authority which do not materially impair the use of such property;

                           (ix)     Liens on assets of newly acquired
                  Subsidiaries which were in existence at the time of acquisition and not created in contemplation thereof;

                           (x) Liens granted under the Operative Documents and Liens granted in connection with the Existing Lease; and

                           (xi) Liens (other than those permitted by paragraphs (i) through (x) of this Section 5.2(a)) securing Indebtedness in an aggregate principal amount outstanding at any time not to exceed ten percent (10%) of the Consolidated Net Worth of the Consolidated Companies as of the last day of the immediately preceding fiscal quarter of ChoicePoint.

                  (b) Guaranties. Create, incur, assume, guarantee, suffer to exist or otherwise become liable on or with respect to, directly or indirectly, any Guaranties other than:

                           (i) endorsements of instruments for deposit or collection in the ordinary course of business;

                           (ii) guarantees of Indebtedness owed by any Consolidated Company to another Consolidated Company; and

                           (iii) Guaranties of Indebtedness to the extent such Indebtedness is permitted under Section 5.1(h)(ii).

                  (c) Mergers, Consolidations. Merge or consolidate with any other Person, except that the foregoing restrictions shall not be applicable to:

                           (i) mergers or consolidations of (x) any Subsidiary with any other Subsidiary or (y) any Subsidiary with ChoicePoint; or

                           (ii) mergers or consolidations in which any Person engaged in businesses in which ChoicePoint is engaged as of the Closing Date or substantially related thereto merges or consolidates with ChoicePoint or any of its Subsidiaries where the surviving corporation is ChoicePoint or such Subsidiary; or

                           (iii)    the merger of ChoicePoint Capital
                  Corporation into ChoicePoint Capital, Inc.;

provided that before and after giving effect to any such merger or consolidations and any Funded Debt incurred by ChoicePoint or such Subsidiary in connection with such merger or consolidation, (x) ChoicePoint is and will be in compliance with Section 5.1(h) hereof and if the consideration paid by ChoicePoint or such Subsidiary in connection with such merger or consolidation is greater than $100,000,000, ChoicePoint has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Agent with copies provided to each Funding Party (based on the projected Fixed Charges or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Fixed Charges incurred as a result of the incurrence of any such Funded Debt) and the historical Consolidated EBIT (including the Consolidated EBIT of such Person)); and (y) no other Default exists;

                  (d) Asset Sales. Sell, lease or otherwise dispose of its accounts, property, stock of its Subsidiaries or other assets; provided, however, that the foregoing restrictions on Asset Sales shall not be applicable to:

                           (i) sales, leases, transfers or dispositions of assets of any Consolidated Company to ChoicePoint;

                           (ii) sales of inventory in the ordinary course of business and unneeded, worn out or obsolete equipment;

                           (iii)    sales of accounts receivable (or of
                  undivided ownership interests therein) pursuant to the asset securitization facilities;

                           (iv) Asset Sales comprised of assets of any Consolidated Company where, on the date of execution of a binding obligation to make such Asset Sale, the assets which are the subject of the proposed Asset Sale, together with all other such Asset Sales of the Consolidated Companies during the current fiscal year of ChoicePoint, did not generate ten percent (10%) or more of Consolidated EBITDA for the immediately preceding fiscal year of ChoicePoint;

provided that notwithstanding the foregoing, no transaction pursuant to clauses
(iii) or (iv) above shall be permitted if any Default or Event of Default exists at the time of such transaction or would exist as a result of such transaction.

                  (e) Investments, Loans, Etc. Make, permit or hold any Investments other than:

                           (i) Investments in the stock of Subsidiaries of ChoicePoint and Receivables Subsidiaries existing as of the First Amendment Date or existing as Subsidiaries of ChoicePoint immediately prior to the making of such Investment, and Investments in the form of loans and advances by ChoicePoint to any Subsidiary;

                           (ii) Investments in the stock or other assets of any other Person that is engaged in a business permitted by
                  Section 5.2(j) hereof; provided, that after giving effect to such Investment and any Funded Debt incurred by ChoicePoint or such Subsidiary in connection with making such Investment, (x) ChoicePoint is and will be in compliance with Section 5.1(h) hereof and if the Investment is greater than $100,000,000, ChoicePoint has delivered pro forma financial covenants calculations demonstrating such compliance, in such detail and using such form of presentation of historical and forecasted financial information as may be satisfactory to the Agent; (y) no other Default exists (based on the projected Fixed Charges or Funded Debt, as the case may be, for the immediately succeeding four fiscal quarters (including Fixed Charges incurred a result of the incurrence of any such Funded Debt) and the historical Consolidated EBIT (including the Consolidated EBIT of such Person)); and (z) as a result of such Investment, such Person becomes a Subsidiary of ChoicePoint;

                           (iii) marketable direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case supported by the full faith and credit of the United States and maturing within one year from the date of creation thereof;

                           (iv) Investments received in settlement of Indebtedness created in the ordinary course of business, and the endorsement of negotiable instruments in the ordinary course of business;

                           (v) commercial paper issued by corporations, each of which has a consolidated net worth of not less than $500,000,000, and conducts a substantial portion of its business in the United States of America, maturing no more than 365 days from the date of acquisition thereof and having as at any date of determination a rating of P-1, P-2 or P-3 from Standard & Poor's or a rating of A-1, A-2 or A-3 from Moody's;

                           (vi) money market or similar depository accounts, certificates of deposit or bankers acceptances, in each case redeemable upon demand or maturing within one year from the date of acquisition thereof, issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, provided (x) each such bank has at any date of determination combined capital and surplus of not less than $1,000,000,000 and a rating of its long-term debt of at least A by Standard & Poor's or at least A by Moody's or a long-term deposit rating of at least A issued by Standard & Poor's or at least A issued by Moody's, (y) the aggregate amount of all such certificates of deposit issued by such bank are fully insured at all times by the Federal Deposit Insurance Company;

                           (vii) Loans and advances to officers and employees of the Consolidated Companies made in the ordinary course of business, including, without limitation, loans to executives for the purchase of stock of the Lessee pursuant to a program established by the Board of Directors or a committee thereof from time to time in an amount not to exceed $15,000,000;

                           (viii)   Investments in joint ventures in an
                  aggregate amount during any fiscal year of ChoicePoint not to exceed an amount equal to ten percent (10%) of ChoicePoint's Consolidated Net Worth as of the end of the immediately preceding fiscal year of ChoicePoint; and

                           (ix) Investments (other than those permitted by paragraphs (i) through (viii) above) in an aggregate amount during any fiscal year of ChoicePoint not to exceed an amount equal to five (5%) percent of ChoicePoint's Consolidated Net Worth as of the end of the immediately preceding fiscal year of ChoicePoint.

                  (f) Transactions with Affiliates. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Consolidated Company (but excluding any Affiliate which is also a Subsidiary that is directly or indirectly wholly owned by ChoicePoint), other than on terms and conditions substantially as favorable to such Consolidated Company as would be obtained by such Consolidated Company at the time in a comparable arm's-length transaction with a Person other than an Affiliate; and

                  (g) ERISA. (i) Take or fail to take any action with respect to any Plan maintained or contributed to by any Consolidated Company or, with respect to its ERISA Affiliates, any Plans which are subject to Title IV of ERISA or to continuation health care requirements for group health plans under
Section 4980B of the Tax Code, including without limitation (1) establishing any such Plan, (2) amending any such Plan (except where required to comply with applicable law), (3) terminating or withdrawing from any such Plan, or (4) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any such Plan, or any unfunded liabilities under any Foreign Plan, without first obtaining the written approval of the Required Lenders, where such actions or failures could result in a Material Adverse Effect; or

                           (ii) Permit a Plan or Foreign Plan maintained or contributed to by a Consolidated Company or a Plan subject to Title IV of ERISA of any of its ERISA Affiliates:

                                    (1)      to fail to be funded in accordance
                  with the minimum funding standard required by applicable law, the terms of such Plan or Foreign Plan, Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan or Foreign Plan under applicable law, the terms of such Plan or Foreign Plan or Section 412 of the Tax Code or Section 303 of ERISA; or

                                    (2)      to be terminated or the subject of
                  termination proceedings under applicable law or the terms of such Plan or Foreign Plan; or

                                    (3)      to require a Consolidated Company
                  to provide security under applicable law, the terms of such Plan or Foreign Plan, Section 401 or 412 of the Tax Code or
                  Section 306 or 307 of ERISA; or

                                    (4)      to result for any reason, in a
                  liability (including without limitation, withdrawal liability) to a Consolidated Company under applicable law, the terms of such Plan or Foreign Plan, or Title IV of ERISA;

if the result from any such failure, waiver, termination or other event a liability to the PBGC (or any similar Person with respect to any Foreign Plan), a Plan or any other Person that would have a Materially Adverse Effect.

                  (h) Additional Negative Pledges. Create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any asset of any Consolidated Company, other than the prohibitions and restrictions contained in this Master Agreement.

                  (i) Changes in Business. Enter into any business which is substantially different from that presently conducted by the Consolidated Companies taken as a whole, which includes providing risk management and fraud prevention information and related technology solutions to the property and casualty insurance industry, life and health insurance industry and other industries, (including, without limitation, (1) providing automated and traditional underwriting and claim information services to assist U.S. insurance companies in assessing the insurability of individuals and property and the validity of insurance claims, (2) providing background investigations, (3) performing paramedical exams, (4) furnishing access to motor vehicles reports,
(5) maintaining a database of claims histories, (5) providing claim verification and investigative services to both the property and casualty and the life and health insurance markets, (6) providing pre-employment background investigations, pre-employment and regulatory compliance drug testing services and public record information to other corporate and government organizations), unless such business is a strategic extension of the business of the Consolidated Companies as of the Initial Closing Date.

                  (j) Limitation on Payment Restrictions Affecting Consolidated Companies. Create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company to (i) pay dividends or make any other distributions to ChoicePoint or any other Subsidiary on such Consolidated Company's stock, provided that this provision shall not affect CBD/Infotek's payment of dividends or distributions on its stock to ChoicePoint, or (ii) pay any indebtedness owed to ChoicePoint or any other Consolidated Company, or (iii) transfer any of its property or assets to ChoicePoint or any other Consolidated Company, except any consensual encumbrance or restriction existing under the Credit Documents or the Operative Documents.

                  (k) Changes in Fiscal Year. Change the calculation of the fiscal year of ChoicePoint.

                  (l) Wetlands. Not undertake any development activities on the Leased Property located in Fulton County, Georgia until such time as ChoicePoint has provided evidence reasonably satisfactory to the Agent of the limits of the wetlands and the floodplain with respect to such Leased Property.

                  (m) Sale and Leaseback Transactions. Sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which any Consolidated Company intends to use for substantially the same purpose as the property being sold or transferred.

                  (n) Actions under Certain Documents. Without the prior written consent of the Agent and the Required Funding Parties, modify, amend or supplement the Asset Securitization Agreements to (i) increase the program limit amount in excess of $175,000,000, (ii) modify any requirement of prepayment or repayment thereunder which would shorten the final maturity or average life of the Indebtedness outstanding thereunder or make the requirement of prepayment more onerous, or (iii) make any covenant or event of default contained therein more restrictive as to ChoicePoint and its Subsidiaries than the provisions of this Master Agreement.

                  (o) Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any subordinated debt of ChoicePoint or any of its Material Subsidiaries, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any subordinated debt of ChoicePoint or any of its Material Subsidiaries.

         SECTION 5.3 Environmental Notices. Upon becoming aware of such matters, each Lessee shall furnish to the Funding Parties and the Agent prompt written notice of all Environmental Liabilities, pending or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing, in each case if the same would have a Material Adverse Effect.

         SECTION 5.4 Environmental Matters. Except as set forth in Schedule 5.4, as revised from time to time, neither ChoicePoint nor any Consolidated Subsidiary will, and ChoicePoint will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials, except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Laws in each case where the failure to comply would not have a Material Adverse Effect.

         SECTION 5.5 Environmental Release. ChoicePoint agrees that upon the occurrence of an Environmental Release at or on any of the Properties owned by it or any Consolidated Subsidiary, it will take appropriate action required by applicable law, except in such cases where the failure to take such action would not have a Material Adverse Effect.

         SECTION 5.6 Further Assurances. Upon the written request of the Agent or any Funding Party, each Lessee, at its own cost and expense, will cause all financing statements

(including precautionary financing statements), fixture filings and other similar documents to be signed by such Lessee and recorded or filed at such places and times in such manner as may be necessary or requested by the Agent or such Funding Party to preserve, protect and perfect the interest of the Agent and the Funding Parties in the Leased Properties as contemplated by the Operative Documents.

         SECTION 5.7 Additional Required Appraisals. If, as a result of any change in Applicable Law after the date hereof, an appraisal of all or any of the Leased Properties is required during the Lease Term under Applicable Law with respect to any Funding Party's interest therein, such Funding Party's Funded Amount with respect thereto or the Operative Documents, then the related Lessee shall pay the reasonable cost of such appraisal.

         SECTION 5.8 Lessor's Covenants. The Lessor covenants and agrees that, unless the Agent, ChoicePoint and the Lenders shall have otherwise consented in writing:

                  (a) the proceeds of the Loans received from the Lenders will be used by the Lessor solely to acquire the related Leased Property and to pay the Construction Agent, as agent for the Lessor, or the related Lessee for Construction Costs. No portion of the proceeds of the Loans will be used by the Lessor (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation or (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock;

                  (b) it will deliver to the Agent and ChoicePoint, as soon as available and in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Lessor as of the end of such fiscal year and the related statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, certified by a manager of the Lessor;

                  (c) it shall not consent to or permit the creation of any easement or other restriction against any Leased Property other than as permitted pursuant to Article VI of the Lease;

                  (d) it shall not incur or permit to exist, and will promptly discharge each Lessor Lien and shall indemnify the Lenders and the Lessees for any loss, cost, expense or diminution in value of any Leased Property resulting from, or incurred as a result of, such Lessor Liens;

                  (e) it will at all times maintain its Lessor's Net Invested Amount with respect to each Leased Property at an amount not less than 5.75% of the Funded Amounts related to such Leased Property and, at the request of ChoicePoint (provided such request is not given more than once in a calendar year), and at ChoicePoint's expense, shall provide a certification to such effect; and

                  (f) at the request of ChoicePoint (provided such request is given not more than once in any fiscal quarter), execute and deliver to ChoicePoint a certificate in substantially the form of Exhibit k hereto.

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                                  ARTICLE VI.
                        TRANSFERS BY LESSOR AND LENDERS;
                      DISTRIBUTION OF PAYMENTS AND PROCEEDS

         SECTION 6.1 Lessor Transfers. (a) The Lessor shall not assign, convey or otherwise transfer all or any portion of its right, title or interest in, to or under any Leased Property or any of the Operative Documents, except to a Lessee in accordance with the Operative Documents or to SunTrust Bank, without the prior written consent of the Lenders and, unless an Event of Default has occurred and is continuing, ChoicePoint, except that without the prior written consent of any Lender, but, unless an Event of Default has occurred and is continuing, with the prior written consent of ChoicePoint (such consent not to be unreasonably withheld), Lessor may assign (reserving all rights of Lessor to indemnification relating to the period prior to such transfer) all (but not less than all) of its right, title and interest in, to and under the Leased Properties and the Operative Documents to any wholly owned, direct or indirect, U.S. subsidiary of SunTrust Banks, Inc. Lessor may, without the consent of the Lenders, the Agent or any Obligor, sell a participation in its rights in the Leased Properties and under the Operative Documents. Any proposed transferee of the Lessor shall make the representation set forth in Section 4.3 to the other parties hereto. (b) At any time, the Lessor may add additional Lenders pursuant to an Addition Agreement, provided that (i) unless such Lender is an Affiliate of any Funding Party, or an Event of Default has occurred and is continuing, ChoicePoint has approved the identity of such Lender, which approval shall not be unreasonably withheld, and (ii) after giving effect to such addition, the Lessor is not in violation of its covenant set forth in Section 5.2(e) and (iii) the Commitment of such additional Lender is at least $1,000,000. On the date any such Lender is added, such Lender shall make Loans to the Lessor in an amount equal to such new Lender's Commitment Percentage of the outstanding Funding Amounts, which amount shall be applied to reduce the Lessor's Invested Amount. No Lessee shall be responsible for any processing or recording fee or any costs or expenses incurred by the Lessor, the Agent or any Lender in connection with such addition.

         SECTION 6.2 Lender Transfers.

                  (a) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

                  (b) Each Lender may assign all or a portion of its interests, rights and obligations under this Master Agreement and the Loan Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Person; provided, however, that (i) the Agent and, except during the continuance of a Potential Event of Default or Event of Default, ChoicePoint must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is to another Lender or Affiliate of the assigning Lender, (ii) unless such Lender is assigning all of its Commitment, after giving effect to such assignment, the Commitment of both the assignor and the assignee is at least $5,000,000 and is an integral multiple of $1,000,000 and (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, and, a processing and recordation fee of $2,500. Any such assignment of the Loans shall include both the A Loans and the B Loans of such assigning Lender, on a pro rata basis. From and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Master Agreement and the Loan Agreement.

                  (c) Each Lender may, without the consent of ChoicePoint or any Lessee, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Master Agreement and the Loan Agreement (including all or a portion of its Commitments in the Loans owing to it), provided, however, that (i) no Lender may sell a participation in its Commitment (after giving effect to any permitted assignment hereunder) in an amount in excess of fifty percent (50%) of such Commitment (provided that (1) sales of participations to an Affiliate of Lender shall not be included in such calculation and (2) no such maximum amount shall be applicable to any participation sold at any time there exists an Event of Default), (ii) such Lender's obligations under this Master Agreement and the Loan Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating bank or other entity shall not be entitled to any greater benefit than its selling Lender under the cost protection provisions contained in Sections 7.4 and 7.5 of this Master Agreement, and (v) ChoicePoint, each Lessee, the Agent and the other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender's rights and obligations under this Master Agreement and the other Operative Documents, and such Lender shall retain the sole right to enforce the obligations of Lessor relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Master Agreement and the Loan Agreement (except that such Lender may permit the participant to approve any amendment, modification or waiver which would reduce the principal of or the interest rate on its Loan, extend the term of such Lender's Commitment, reduce the amount of any fees to which such participant is entitled or extend the final scheduled payment date of any Loan, it being understood that in all events, the other parties hereto may conclusively rely on such Lender's approval of any such amendment, modification or waiver and shall have no obligation to ascertain whether such participant has approved such amendment, modification or waiver). Any Lender selling a participation hereunder shall provide prompt written notice to the Agent of the name of such participant.

                  (d) Any Lender or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to ChoicePoint or its Subsidiaries furnished to such Lender by or on behalf of ChoicePoint. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except as permitted by this Master Agreement. The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Lender, the Agent or any Lessee relating to such confidential information unless otherwise properly disposed of by such entity.

                  (e) Any Lender may at any time assign all or any portion of its rights under this Master Agreement and the Note to a Federal Reserve Bank without complying with the requirements of paragraph (b) above; provided that no such assignment shall release such Lender from any of its obligations hereunder.

                  (f) The Lenders hereby acknowledge and agree that the Lessees shall have the right to the quiet enjoyment of the Leased Properties pursuant to the Lease, whether or not a Loan Event of Default that is not an Event of Default has occurred and is continuing, so long as no Event of Default has occurred and is continuing.

         SECTION 6.3 Distribution and Application of Rent Payments.

                  (a) Basic Rent. Each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) received by the Agent shall be distributed pro rata to the Funding Parties to be applied to the amounts of accrued and unpaid interest (including overdue interest) on the Loans and accrued and unpaid Yield (including overdue Yield).

                  (b) Supplemental Rent. Each payment of Supplemental Rent received by the Agent shall be paid to or upon the order of the Person owed the same in accordance with the Operative Documents.

         SECTION 6.4 Distribution and Application of Purchase Payment. With respect to any Leased Property, the payment by a Lessee of:

                  (a) the purchase price for a consummated sale of such Leased Property received by the Agent in connection with such Lessee's exercise of the Purchase Option or Partial Purchase Option under Section 14.1 of the Lease or such Lessee's or the Construction Agent's exercise of its option to purchase such Leased Property under Section 5.3 of the Construction Agency Agreement, or

                  (b) the payment payable in connection with such Lessee's compliance with its obligation to purchase the Leased Property in accordance with Section 14.2 or 14.3 of the Lease, or

                  (c) the Leased Property Balance therefor in accordance with Section 10.1 or Section 10.2 of the Lease,

shall be distributed by Agent as promptly as possible, to the Funding Parties pro rata in accordance with, and for application to, their respective Funding Party Balances in respect of such Leased Property or Properties.

         SECTION 6.5 Distribution and Application to Funding Party Balances of Lessee Payment of Recourse Deficiency Amount Upon Exercise of Remarketing Option. With respect to any Leased Property, the payment by a Lessee of the Recourse Deficiency Amount to the Agent on the Lease Termination Date in accordance with Section 14.6 or Section 14.7 of the Lease following the Lessees' exercise of the Remarketing Option, shall be distributed by the Agent on a pro rata basis to the Lenders and the Lessor for application to the outstanding principal of the A Loans and the A Allocated Amount in respect of such Leased Property. With respect to any Leased Property, the payment by a Lessee or the Construction Agent of the Construction Failure Payment with respect thereto pursuant to the Construction Agency Agreement shall be distributed by the Agent, (i) first, on a pro rata basis to the Lenders and the Lessor for application to the accrued and unpaid interest and the accrued and unpaid Yield on the Allocated Amount in respect of such Leased Property, (ii) second, on a pro rata basis to the Lenders and the Lessor for application to the outstanding principal of the A Loans and the A Allocated Amount related to such Leased Property, (iii) third, on a pro rata basis to the Lenders and the Lessor for application to the outstanding principal of the B Loan and the B Allocated Amount in respect of such Leased Property, (iv) fourth, to the Lessor for application to the accrued and unpaid Yield on the Lessor Net Invested Amount related to such Leased Property, and (v) fifth, to the Lessor for application to the Net Invested Amount related to such Leased Property.

         SECTION 6.6 Distribution and Application to Funding Party Balances of Remarketing Proceeds of Leased Property. (a) Any payments received by the Lessor as proceeds from the sale of any Leased Property sold pursuant to the Lessees' exercise of the Remarketing Option pursuant to Section 14.6 or 14.7 of the Lease, shall be distributed (or applied, in the case of clause third below) by the Lessor as promptly as possible (it being understood that any such payment received by the Lessor on a timely basis and in accordance with the provisions of the Lease shall be distributed on the date received in the funds so received) in the following order of priority:

                  first, to the extent not previously deducted from such proceeds, to the Agent and the Funding Parties as reimbursement for any and all reasonable remarketing, sale, closing or other transfer costs, prorations or commissions (including broker fees, appraisal costs, legal fees and expenses and transfer taxes), paid or incurred by the Agent or any Funding Party and not reimbursed by the Lessees, pro rata according to the amount of such costs and fees;

                  second, to the Lenders and the Lessor pro rata for application to all accrued and unpaid interest and Yield on, and outstanding principal of, their Loans and Allocated Amount in respect of all of the Leased Properties, an amount equal to all accrued and unpaid interest Yield on, and the outstanding principal of such Loans and Allocated Amount in respect of all of the Leased Properties;

                  third, to the Lessor for application to the Lessor's Net Invested Amounts in respect of all of the Leased Properties, an amount equal to the Lessor's Net Invested Amounts in respect of all of the Leased Properties and all accrued and unpaid Yield thereon;

                  fourth, to the Funding Parties pro rata for application to any other amount owing to the Funding Parties under the Operative Documents, an amount equal to such other amounts; and

                  fifth, (i) if sold by a Lessee pursuant to Section 14.6 of the Lease, the excess, if any, to such Lessee, and (ii) otherwise, the excess, if any, to the Lessor.

                  (b) Any payments received by the Lessor as proceeds from the sale of any Leased Property sold following the payment of the Construction Failure Payment shall be distributed (or applied, as appropriate) by the Lessor as promptly as possible (it being understood that any such payment received by the Lessor on a timely basis and in accordance with the provisions of the Construction Agency Agreement shall be distributed on the date received in the funds so received) in the following order of priority:

                  first, to the Funding Parties or the Agent, as the case may be, in reimbursement of all reasonable costs, expenses and taxes, if any, incurred by any of them to complete the construction of such Leased Property, maintain and insure such Leased Property, remarket such Leased Property and sell such Leased Property, pro rata according to the amount of such costs, expenses and taxes;

                  second, to the Lenders and the Lessor pro rata for application to their Loans and the Allocated Amount in respect of such Leased Property, an amount equal to such Loans and the Allocated Amount in respect of such Leased Property, and all accrued and unpaid interest and Yield thereon; and

                  third, to the Lessor.

         SECTION 6.7 Distribution and Application of Payments Received When an Event of Default Exists or Has Ceased to Exist Following Rejection of the Lease.

                  (a) Proceeds of Leased Property. Any payments received by the Lessor or the Agent when an Event of Default exists, as

                           (i) proceeds from the sale of any or all of the Leased Property sold pursuant to the exercise of the Lessor's remedies pursuant to Article XIII of the Lease, or

                           (ii) proceeds of any amounts from any insurer or any Governmental Authority in connection with an Event of Loss or Event of Taking shall if received by the Lessor be paid to the Agent as promptly as possible, and shall be distributed or applied in the following order of priority:

                  first, to the Agent for any amounts reasonably expended by it in connection with such Leased Property or the Operative Documents and not previously reimbursed to it;

                  second, to the Lenders and the Lessor pro rata for application to all accrued and unpaid interest and Yield on, and outstanding principal of, their Loans and the Allocated Amount in respect of all of the Leased Properties, an amount equal to all accrued and unpaid interest and Yield on, and outstanding principal of, such Loans and the Allocated Amount;

                  third, to the Lessor for application to its Net Invested Amount in respect of all of the Leased Properties, together with all accrued and unpaid Yield thereon, an amount equal to such Net Invested Amount and accrued and unpaid Yield thereon;

                  fourth, to the Funding Parties pro rata for application to any other amount owing to the Funding Parties under the Operative Documents; and

                  fifth, to the related Lessee or the Person or Persons otherwise legally entitled thereto, the excess, if any.

                  (b) Proceeds of Recoveries from Lessee. Any payments received by any Funding Party when an Event of Default exists from a Lessee as a payment in accordance with the Lease shall be paid to the Agent as promptly as possible, and shall then be distributed or applied by the Agent as promptly as possible in the order of priority set forth in paragraph (a) above.

         SECTION 6.8 Distribution of Other Payments. All payments under Section
7.6 of this Master Agreement shall be made first, to the Funding Parties, pro rata, until their Funding Party Balances have been paid in full, and second, to the Lessor who shall be entitled to retain all such remaining amounts. Except as otherwise provided in this Section 6, any payment received by the Lessor which is to be paid to Agent pursuant hereto or for which provision as to the application thereof is made in an Operative Document but not elsewhere in this
Section 6 shall, if received by the Lessor, be paid forthwith to the Agent and when received shall be distributed forthwith by the Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

         SECTION 6.9 Timing of Agent Distributions. Payments received by the Agent in immediately available funds before 12:00 p.m. (noon), Atlanta, Georgia time, on any Business Day shall be distributed to the Funding Parties in accordance with and to the extent provided in this Section 6 on such Business Day. Payments received by the Agent in immediately available funds after 12:00 p.m. (noon), Atlanta, Georgia time shall be distributed to the Funding Parties in accordance with and to the extent provided in this Section 6 on the next Business Day.

         SECTION 6.10 Release of Leased Properties. (a) If one or more of the Lessees shall at any time purchase any or all of the Leased Properties pursuant to Section 13.3 or Article 14 of the Lease, or if any or all of the Leased Properties shall be sold in accordance with, and the Lessees otherwise satisfy each of the obligations and conditions set forth in, Section 14.6 of the Lease in respect thereof, then, upon application of such amounts to prepay the related Loans pursuant to this Master Agreement and the Loan Agreement and the Agent's and the Lenders' receipt of all accrued interest and any other payments due and owing from the Lessees and/or the Lessor to the Agent and the Lenders on such date in respect thereof, such Leased Property or Properties, as the case may be, shall be released from the applicable Mortgage and the Assignment of Lease and Rents, to the extent relating to such Leased Property or Properties.

                  (b) Upon the termination of the Lenders' Commitments and the payment in full of all of the Loans and all other amounts owing by the Lessees and/or the Lessor hereunder or under any other Operative Document to the Lessor, the Agent and the Lenders (other than unasserted indemnities), the Leased Properties shall be released from the Mortgages and Assignments of Lease and Rents.

                  (c) Upon request of the Lessor or a Lessee following a release of any Leased Property described in clause (a) or (b) above, the Agent shall, at the sole cost and expense of the Lessees, execute and deliver to the Lessor or the requesting Lessee such documents as the Lessor or such Lessee shall reasonably request to evidence such release, including, if requested, a release of the Assignments of Lease and Rents to the extent relating to such Leased Property.

                                  ARTICLE VII.
                                 INDEMNIFICATION

         SECTION 7.1 General Indemnification. Each of ChoicePoint and each Lessee, jointly and severally, agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and hold harmless each Indemnitee, on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted, or threatened to be asserted, against such Indemnitee, whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person (provided that no Indemnitee shall have the right to double recovery with respect to any Claim) and whether or not such Claim arises or accrues prior to any Closing Date or after the Lease Termination Date, or results from such Indemnitee's negligence, in any way relating to or arising out of:

                  (a) any of the Operative Documents or any of the transactions contemplated thereby, and any amendment, modification or waiver in respect thereof; or

                  (b) the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to the Lease), return or other disposition of all or any part of any interest in any Leased Property or the imposition of any Lien, other than a Lessor Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien, other than a Lessor Lien) thereon, including, without limitation: (i) Claims or penalties arising from any violation or alleged violation of law or in tort (strict liability or otherwise), (ii) latent or other defects, whether or not discoverable, (iii) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to any Leased Property or any part thereof, (iv) the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by any Lessee pursuant to the Lease which are in effect at any time with respect to any Leased Property or any part thereof, (v) any Claim for patent, trademark or copyright infringement, (vi) Claims arising from any public improvements with respect to any Leased Property resulting in any charge or special assessments being levied against any Leased Property or any Claim for utility "tap-in" fees, and (vii) Claims for personal injury or real or personal property damage occurring, or allegedly occurring, on any Land, Building or Leased Property;

                  (c) the breach by ChoicePoint or any Lessee of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document (without giving effect to any exception in any representation based on knowledge or on the absence of a Material Adverse Effect);

                  (d) the retaining or employment of any broker, finder or financial advisor by ChoicePoint or any Lessee to act on its behalf in connection with this Master Agreement, or the incurring of any fees or commissions to which the Lessor, the Agent or any Lender might be subjected by virtue of their entering into the transactions contemplated by this Master Agreement (other than fees or commissions due to any broker, finder or financial advisor retained by the Lessor, the Agent or any Lender);

                  (e) the existence of any Lien (other than a Lessor Lien) on or with respect to any Leased Property, the Construction, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of any Leased Property or by reason of labor or materials furnished or claimed to have been furnished to the Construction Agent, any Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by any Lessee or Alterations constructed by any Lessee, except, in all cases, the Liens described in item (a) of the definition of Permitted Liens;

                  (f) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code;

                  (g) any act or omission by ChoicePoint or any Lessee under any Purchase Agreement or any other Operative Document, or any breach by ChoicePoint or any Lessee of any requirement, condition, restriction or limitation in any Deed, Purchase Agreement, IDB Documentation or Ground Lease; or

                  (h)      any IDB Documentation;

provided, however, neither ChoicePoint nor any Lessee shall be required to indemnify any Indemnitee under this Section 7.1 for any Claim to the extent that such Claim results from (collectively, "Excepted Claims"): (1) any representation or warranty by such Indemnitee in the Operative Documents being incorrect; (2) the willful misconduct or gross negligence of, or the violation of any law, rule or regulation binding upon such Indemnitee unless such violation was caused by some performance or nonperformance on the part of a Lessee; (3) the failure on the part of the Lessor or the Agent to distribute in accordance with this Master Agreement or any other Operative Document any amounts received and distributable by it under the Operative Documents; (4) Lessor Liens; (5) the voluntary transfer by any Indemnitee, other than in accordance with the Operative Documents or in connection with the exercise of rights, powers or remedies under any of the Operative Documents, of any Leased Property or any interest therein; or (6) claims from any acts or omissions occurring after the latest of the Lease Termination Date, the sale of the Leased Property to a Person not affiliated with a Lessee pursuant to the Lease, the termination of the obligations of the Construction Agent under the Construction Agency Agreement, or the final indefeasible repayment to the Funding Parties in full of the Lease Balance; and, provided, further, that with respect to each Construction Land Interest, each Lessee's indemnity obligations with respect to such Leased Property shall be governed solely by Section 3.3 of the Construction Agency Agreement during the Construction Term therefor. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

         SECTION 7.2 Environmental Indemnity. In addition to and without limitation of Section 7.1 or Section 3.3 of the Construction Agency Agreement (but subject to the proviso set forth below), each of ChoicePoint and each Lessee, jointly and severally, agrees to indemnify, hold harmless and defend each Indemnitee, on an After-Tax Basis, from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of any Leased Property), damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings and investigations) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses actually incurred in connection therewith (including, but not limited to, reasonable attorneys' and/or paralegals' fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising directly or indirectly, in whole or in part, out of

                           (i) the presence on or under any Land of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under, from or onto any Land,

                           (ii) any activity, including, without limitation, construction, carried on or undertaken on or off any Land, and whether by a Lessee or any predecessor in title or any employees, agents, contractors or subcontractors of a Lessee or any predecessor in title, or any other Person, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under any Land,

                           (iii) loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws, in each case to the extent related to any Leased Property,

                           (iv) any claim concerning any Leased Property's lack of compliance with Environmental Laws, or any act or omission causing an environmental condition on or with respect to any Leased Property that requires remediation or would allow any governmental agency to record a lien or encumbrance on the land records, or

                           (v) any residual contamination on or under any Land, or affecting any natural resources on any Land, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials on or from any Leased Property; in each case irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances;

in any case with respect to the matters described in the foregoing clauses (i) through (v) that arise or occur

                  (w)      prior to or during the Lease Term,

                  (x) at any time during which a Lessee or any Affiliate thereof owns any interest in or otherwise occupies or possesses any Leased Property or any portion thereof,

                  (y) during any period after and during the continuance of any Event of Default; or

                  (z) during any period of up to three years following the date an Indemnitee takes possession of any Leased Property and during which such Indemnitee retains such possession;

provided, however, no Lessee shall be required to indemnify any Indemnitee under this Section 7.2 for any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee (other than gross negligence or willful misconduct imputed to such Indemnitee solely by reason of its interest in any Leased Property; and provided, further, with respect to matters arising or occurring within the period described in (z) above, that the Lessee also shall not be required to indemnify any Indemnitee under this Section
7.2 for any Claim to the extent that such Claim results from any act or omission occurring after the date on which Indemnitee so took possession). It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

         SECTION 7.3 Proceedings in Respect of Claims. With respect to any amount that a Lessee is requested by an Indemnitee to pay by reason of Section
7.1 or 7.2, such Indemnitee shall, if so requested by such Lessee and prior to any payment, submit such additional information to such Lessee as such Lessee may reasonably request and which is in the possession of, or under the control of, such Indemnitee to substantiate properly the requested payment. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee promptly shall notify ChoicePoint of the commencement thereof (provided that the failure of such Indemnitee to promptly notify ChoicePoint shall not affect ChoicePoint's or any Lessee's obligation to indemnify hereunder except to the extent that a Lessee's rights to contest are materially prejudiced by such failure), and such Lessee shall be entitled, at its expense, to participate in, and, to the extent that such Lessee desires to, assume and control the defense thereof with counsel reasonably satisfactory to such Indemnitee; provided, however, that such Indemnitee may pursue a motion to dismiss such Indemnitee from such action, suit or proceeding with counsel of such Indemnitee's choice at the Lessees' expense; and provided further that a

Lessee may assume and control the defense of such proceeding only if ChoicePoint, if requested to do so by the Indemnitee, shall have acknowledged in writing its and each Lessee's obligations to fully indemnify such Indemnitee in respect of such action, suit or proceeding, Lessees shall pay all reasonable costs and expenses related to such action, suit or proceeding as and when incurred and the related Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request; and, provided further, that no Lessee shall be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any possibility of imposition of criminal liability or any material risk of civil liability on such Indemnitee in excess of $1,000,000 or (y) such action, suit or proceeding will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless the related Lessee or ChoicePoint shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (z) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessees which the related Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by a Lessee in accordance with the foregoing.

         If a Lessee fails to fulfill the conditions to such Lessee's assuming the defense of any claim after receiving notice thereof on or prior to the later of (a) the date that is five (5) days after receiving notice thereof and (b) the date that is fifteen (15) days prior to the date that an answer or response is required, the Indemnitee may undertake such defense, at the Lessees' expense. No Lessee shall enter into any settlement or other compromise with respect to any Claim which admits any liability or wrong-doing on part of any Indemnitee or which is in excess of $1,000,000 which is entitled to be indemnified under
Section 7.1 or 7.2 without the prior written consent of the related Indemnitee, which consent shall not be unreasonably withheld or delayed. Unless an Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of ChoicePoint, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 7.1 or 7.2 with respect to such Claim.

         Upon payment in full of any Claim by the Lessees pursuant to Section
7.1 or 7.2 to or on behalf of an Indemnitee, the Lessees, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such claims and otherwise cooperate with the Lessees and give such further assurances as are reasonably necessary or advisable to enable the Lessees vigorously to pursue such claims.

         If for any reason the indemnification provided for in Section 7.1 or
7.2 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless, then each of ChoicePoint and each Lessee agrees to contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and by ChoicePoint and the Lessees on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations. It is expressly understood and agreed that the right to contribution provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

         SECTION 7.4 General Tax Indemnity. (a) Tax Indemnity. Except as otherwise provided in this Section 7.4, each of ChoicePoint and each Lessee, jointly and severally, shall pay on an After-Tax Basis, and on written demand shall indemnify and hold each Tax Indemnitee harmless from and against, any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto (any of the foregoing being referred to herein as "Taxes" and individually as a "Tax" (for the purposes of this Section 7.4, the definition of "Taxes" includes amounts imposed on, incurred by, or asserted against each Tax Indemnitee as the result of any prohibited transaction, within the meaning of
Section 406 or 407 of ERISA or Section 4975(c) of the Code, arising out of the transactions contemplated hereby or by any other Operative Document)) imposed on or with respect to any Tax Indemnitee, any Lessee, ChoicePoint, any Leased Property or any portion thereof or any Land, or any sublessee or user thereof, by the United States or by any state or local government or other taxing authority in the United States in connection with or in any way relating to (i) the acquisition, financing, mortgaging, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, maintenance, repair, storage, transfer of title, redelivery, use, operation, condition, sale, return or other application or disposition of all or any part of any Leased Property or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) thereon, (ii) Basic Rent or Supplemental Rent or the receipts or earnings arising from or received with respect to any Leased Property or any part thereof, or any interest therein or any applications or dispositions thereof, (iii) any other amount paid or payable pursuant to the Notes or any other Operative Documents, (iv) any Leased Property, any Land or any part thereof or any interest therein (including, without limitation, all assessments payable in respect thereof, including, without limitation, all assessments noted on the related Title Policy), (v) all or any of the Operative Documents, any other documents contemplated thereby, any amendments and supplements thereto, and (vi) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents. Notwithstanding the foregoing, during the Construction Term for any Construction Land Interest, (i) ChoicePoint and the Lessees shall only be obligated to indemnify the Lessor and its Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents, with respect to Taxes related to such Construction Land Interest and (ii) Lessor hereby indemnifies the other Tax Indemnitees (as defined in clause (ii) of the definition thereof) for such Taxes, to the extent that Lessor receives payment therefor from ChoicePoint or any Lessee.

                  (b) Exclusions from General Tax Indemnity. Section 7.4(a) shall not apply to:

                           (i) Taxes on, based on, or measured by or with respect to net income of the Lessor, the Agent and the Lenders (including, without limitation, minimum Taxes, capital gains Taxes, Taxes on or measured by items of tax preference or alternative minimum Taxes) other than (A) any such Taxes that are, or are in the nature of, sales, use, license, rental or property Taxes, and (B) withholding Taxes imposed by the United States or any state in which Leased Property is located
                  (i) on payments with respect to the Notes, to the extent imposed by reason of a change in Applicable Law occurring after the date on which Lender became a Lender hereunder or
                  (ii) on Rent, to the extent the net payment of Rent after deduction of such withholding Taxes would be less than amounts currently payable with respect to the Funded Amounts;

                           (ii) Taxes on, based on, or in the nature of, or measured by Taxes on doing business and business privilege, franchise, capital, capital stock, net worth, gross receipts or similar Taxes, other than (A) any increase in such Taxes imposed on such Tax Indemnitee by any state in which Leased Property is located, net of any decrease in such taxes realized by such Tax Indemnitee, to the extent that such tax increase would not have occurred if on each Funding Date the Lessor and the Lenders had advanced funds to a Lessee or the Construction Agent in the form of loans secured by the Leased Property in an amount equal to the Funded Amounts funded on such Funding Date, with debt service for such loans equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loans in a total amount equal to the Funded Amounts at the end of the Lease Term, or (B) any Taxes that are or are in the nature of sales, use, rental, license or property Taxes relating to any Leased Property;

                           (iii) Taxes that are based on, or measured by, the fees or other compensation received by a Person acting as Agent (in its individual capacities) or any Affiliate of any thereof for acting as trustee under the Loan Agreement;

                           (iv) Taxes that result from any act, event or omission, or are attributable to any period of time, that occurs after the earlier of (A) the expiration of the Lease Term with respect to any Leased Property and, if such Leased Property is required to be returned to the Lessor in accordance with the Lease, such return and (B) the discharge in full of the Lessees' obligations to pay the Lease Balance, or any amount determined by reference thereto, with respect to any Leased Property and all other amounts due under the Lease, unless such Taxes relate to acts, events or matters occurring prior to the earlier of such times or are imposed on or with respect to any payments due under the Operative Documents after such expiration or discharge;

                           (v) Taxes imposed on a Tax Indemnitee that result from any voluntary sale, assignment, transfer or other disposition or bankruptcy by such Tax Indemnitee or any related Tax Indemnitee of any interest in any Leased Property or any part thereof, or any interest therein or any interest or obligation arising under the Operative Documents, or from any sale, assignment, transfer or other disposition of any interest in such Tax Indemnitee or any related Tax Indemnitee, it being understood that each of the following shall not be considered a voluntary sale: (A) any substitution, replacement or removal of any of the Leased Property by any Lessee, (B) any sale or transfer resulting from the exercise by any Lessee of any termination option, any purchase option or sale option, (C) any sale or transfer while an Event of Default shall have occurred and be continuing under the Lease, and (D) any sale or transfer resulting from the Lessor's exercise of remedies under the Lease;

                           (vi)     any Tax which is being contested in
                  accordance with the provisions of Section 7.4(c), during the pendency of such contest;

                           (vii) any Tax that is imposed on a Tax Indemnitee as a result of such Tax Indemnitee's gross negligence or willful misconduct (other than gross negligence or willful misconduct imputed to such Tax Indemnitee solely by reason of its interest in any Leased Property);

                           (viii) any Tax that results from a Tax Indemnitee engaging, with respect to any Leased Property, in transactions unrelated to the Leased Properties or the transactions contemplated by the Operative Documents;

                           (ix) to the extent any interest, penalties or additions to tax result in whole or in part from the failure of a Tax Indemnitee to file a return or pay a Tax that it is required to file or pay in a proper and timely manner, unless such failure (A) results from the transactions contemplated by the Operative Documents in circumstances where a Lessee did not give timely notice to such Tax Indemnitee (and such Tax Indemnitee otherwise had no actual knowledge) of such filing or payment requirement that would have permitted a proper and timely filing of such return or payment of such Tax, as the case may be, or (B) results from the failure of a Lessee to supply information necessary for the proper and timely filing of such return or payment of such Tax, as the case may be, that was not in the possession of such Tax Indemnitee; and

                           (x) any Tax that results from the breach by the Lessor of its representation and warranty made in Section 4.3(g) or the breach of any Lender of its representation and warranty made in Section 4.4(b).

                  (c) Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which the Lessees may have an indemnity obligation pursuant to Section 7.4, or if any Tax Indemnitee shall determine that any Taxes as to which the Lessees may have an indemnity obligation pursuant to Section 7.4 may be payable, such Tax Indemnitee shall promptly notify ChoicePoint. ChoicePoint shall be entitled, at its expense, to participate in, and, to the extent that ChoicePoint desires to, assume and control the defense thereof; provided, however, that ChoicePoint, shall have acknowledged in writing its and each Lessee's obligation to fully indemnify such Tax Indemnitee in respect of such action, suit or proceeding if the contest is unsuccessful; and, provided further, that ChoicePoint shall not be entitled to assume and control the defense of any such action, suit or proceeding (but the Tax Indemnitee shall then contest, at the sole cost and expense of ChoicePoint and the Lessees, on behalf of ChoicePoint with representatives reasonably satisfactory to ChoicePoint or a Lessee) if and to the extent that, (A) in the reasonable opinion of such Tax Indemnitee, such action, suit or proceeding (x) involves any risk of imposition of criminal liability or any material risk of civil liability in excess of $1,000,000 on such Tax Indemnitee or (y) will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless ChoicePoint or a Lessee shall have posted a bond or other security satisfactory to the relevant Tax Indemnitees in respect to such risk, (B) such proceeding involves Claims not fully indemnified by the Lessees which ChoicePoint and the Tax Indemnitee have been unable to sever from the indemnified claim(s), (C) an Event of Default has occurred and is continuing, (D) such action, suit or proceeding involves matters which extend beyond or are unrelated to the Transaction and if determined adversely could be materially detrimental to the interests of such Tax Indemnitee notwithstanding indemnification by the Lessees or (E) such action, suit or proceeding involves the federal or any state income tax liability of the Tax Indemnitee. With respect to any contests controlled by a Tax Indemnitee, (i) if such contest relates to the federal or any state income tax liability of such Tax Indemnitee, such Tax Indemnitee shall be required to conduct such contest only if ChoicePoint shall have provided to such Tax Indemnitee an opinion of independent tax counsel selected by the Tax Indemnitee and reasonably satisfactory to ChoicePoint stating that a reasonable basis exists to contest such claim or (ii) in the case of an appeal of an adverse determination of any contest relating to any Taxes, an opinion of such counsel to the effect that such appeal is more likely than not to be successful, provided, however, such Tax Indemnitee shall in no event be required to appeal an adverse determination to the United States Supreme Court. The Tax Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by ChoicePoint in accordance with the foregoing.

         Each Tax Indemnitee shall, at ChoicePoint's and the Lessees' expense, supply ChoicePoint with such information and documents in such Tax Indemnitee's possession as are reasonably requested by ChoicePoint and are necessary or advisable for ChoicePoint to participate in any action, suit or proceeding to the extent permitted by this Section 7.4. Unless an Event of Default shall have occurred and be continuing, no Tax Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this Section 7.4 without the prior written consent of ChoicePoint, which consent shall not be unreasonably withheld, unless such Tax Indemnitee waives its right to be indemnified under this Section 7.4 with respect to such Claim.

         Notwithstanding anything contained herein to the contrary, (a) a Tax Indemnitee will not be required to contest) a claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive its right to indemnification under this Section 7.4 with respect to such claim (and any related claim with respect to other taxable years the contest of which is precluded as a result of such waiver) and (b) no Tax Indemnitee shall be required to contest any claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely, unless there has been a change in law which in the opinion of Tax Indemnitee's counsel creates substantial authority for the success of such contest. Each Tax Indemnitee and ChoicePoint shall consult in good faith with each other regarding the conduct of such contest controlled by either.

                  (d) Reimbursement for Tax Savings. If (x) a Tax Indemnitee shall obtain a credit or refund of any Taxes paid by ChoicePoint or any Lessee pursuant to this Section 7.4 or (y) by reason of the incurrence or imposition of any Tax for which a Tax Indemnitee is indemnified hereunder or any payment made to or for the account of such Tax Indemnitee by ChoicePoint or any Lessee pursuant to this Section 7.4, such Tax Indemnitee at any time realizes a reduction in any Taxes for which the Lessees are not required to indemnify such Tax Indemnitee pursuant to this Section 7.4, which reduction in Taxes was not taken into account in computing such payment by ChoicePoint or any Lessee to or for the account of such Tax Indemnitee, then such Tax Indemnitee shall promptly pay to ChoicePoint (xx) the amount of such credit or refund, together with the amount of any interest received by such Tax Indemnitee on account of such credit or refund or (yy) an amount equal to such reduction in Taxes, as the case may be; provided that no such payment shall be made so long as an Event of Default shall have occurred and be continuing (but shall be paid promptly after all Events of Default have been cured) and, provided, further, that the amount payable to ChoicePoint by any Tax Indemnitee pursuant to this Section 7.4(d) shall not at any time exceed the aggregate amount of all indemnity payments made by ChoicePoint and the Lessees under this Section 7.4 to such Tax Indemnitee with respect to the Taxes which gave rise to the credit or refund or with respect to the Tax which gave rise to the reduction in Taxes less the amount of all prior payments made to ChoicePoint by such Tax Indemnitee under this Section 7.4(d). Each Tax Indemnitee agrees to act in good faith to claim such refunds and other available Tax benefits, and take such other actions as may be reasonable to minimize any payment due from ChoicePoint or the Lessees pursuant to this Section 7.4. The disallowance or reduction of any credit, refund or other tax savings with respect to which a Tax Indemnitee has made a payment to ChoicePoint and the Lessees under this Section 7.4(d) shall be treated as a Tax for which ChoicePoint and the Lessees are obligated to indemnify such Tax Indemnitee hereunder without regard to Section 7.4(b) hereof.

                  (e)      Payments. Any Tax indemnifiable under this Section
7.4 shall be paid by ChoicePoint or a Lessee directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to Section 7.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due. Any payments made pursuant to Section 7.4 shall be made to the Tax Indemnitee entitled thereto or ChoicePoint, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Master Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that ChoicePoint and the Lessees are required to pay, ChoicePoint shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for ChoicePoint's or a Lessee's payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

                  (f) Reports. If ChoicePoint or any Lessee knows of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 7.4, such Lessee shall, if such Lessee is permitted by Applicable Law, timely file such report, return or statement (and, to the extent permitted by law, show ownership of the applicable Leased Property in such Lessee); provided, however, that if such Lessee is not permitted by Applicable Law or does not have access to the information required to file any such report, return or statement, such Lessee will promptly so notify the appropriate Tax Indemnitee, in which case Tax Indemnitee will file such report. In any case in which the Tax Indemnitee will file any such report, return or statement, the related Lessee shall, upon written request of such Tax Indemnitee, prepare such report, return or statement for filing by such Tax Indemnitee or, if such Tax Indemnitee so requests, provide such Tax Indemnitee with such information as is reasonably available to such Lessee.

                  (g) Verification. At ChoicePoint's request, the amount of any indemnity payment by a Lessee or any payment by a Tax Indemnitee to ChoicePoint pursuant to this Section 7.4 shall be verified and certified by an independent public accounting firm selected by ChoicePoint and reasonably acceptable to the Tax Indemnitee. Unless such verification shall disclose an error in ChoicePoint's favor of 5% or more of the related indemnity payment, the costs of such verification shall be borne by ChoicePoint; otherwise, such costs shall be borne by the related Tax Indemnitee. In no event shall ChoicePoint or any Lessee have the right to review the Tax Indemnitee's tax returns or receive any other confidential information from the Tax Indemnitee in connection with such verification. The Tax Indemnitee agrees to cooperate with the independent public accounting firm performing the verification and to supply such firm with all information reasonably necessary to permit it to accomplish such verification, provided that the information provided to such firm by such Tax Indemnitee shall be for its confidential use. The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Master Agreement and that matters of interpretation of this Master Agreement are not within the scope of the independent accounting firm's responsibilities.

         SECTION 7.5 Increased Costs, etc.

                  (a) Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Funding Party to make or maintain LIBOR Advances as contemplated by this Master Agreement, (a) the commitment of such Funding Party hereunder to continue LIBOR Advance as such and convert Funded Amounts to LIBOR Advance shall forthwith be cancelled and (b) such Funding Party's Funded Amounts then outstanding as LIBOR Advance, if any, shall be converted automatically to Base Rate Advances on the respective last days of the then current Rent Periods with respect to such Funded Amounts or within such earlier period as required by law. If any such conversion of a LIBOR Advance occurs on a day which is not the last day of the then current Rent Period with respect thereto, each of ChoicePoint and each Lessee, jointly and severally, shall pay to such Funding Party such amounts, if any, as may be required pursuant to Section 7.5(f).

                  (b) Requirements of Law. In the event that Eurocurrency Reserve Requirements or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Funding Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                           (i) shall subject any Funding Party to any tax of any kind whatsoever with respect to this Master Agreement, any Note or any LIBOR Advance made by it, or change the basis of taxation of payments to such Funding Party in respect thereof (except for taxes covered by Section 7.5(d) and changes in franchise taxes or the rate of tax on the overall net income of such Funding Party);

                           (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Funding Party; or

                           (iii) shall impose on such Funding Party any other condition;

and the result of any of the foregoing is to increase the cost to such Funding Party, by an amount which such Funding Party deems to be material, of making, converting into, continuing or maintaining LIBOR Advances or to reduce any amount receivable hereunder in respect thereof then, in any such case, each of ChoicePoint and each Lessee, jointly and severally, shall promptly pay such Funding Party, upon its demand, any additional amounts necessary to compensate such Funding Party for such increased cost or reduced amount receivable. If any Funding Party becomes entitled to claim any additional amounts pursuant to this subsection in relation to such outstanding LIBOR Advances, it shall promptly notify ChoicePoint, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Funding Party, through the Agent, to ChoicePoint in good faith and setting forth in reasonable detail the calculation of such amounts shall be conclusive in the absence of manifest error. The provisions of this paragraph (b) shall survive the termination of this Master Agreement and the Lease and the payment of the Notes and all other amounts payable under the Operative Documents.

                  (c) Capital Adequacy. In the event that any Funding Party or corporation controlling such Funding Party shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Funding Party or such corporation with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Funding Party's capital as a consequence of its obligations hereunder to a level below that which such Funding Party could have achieved but for such change or compliance (taking into consideration such Funding Party's policies with respect to capital adequacy) by an amount deemed by such Funding Party to be material, then from time to time, after submission by such Funding Party in good faith to ChoicePoint (with a copy to the Agent) of a written request therefor setting forth in reasonable detail the calculation of such amount (which request shall be conclusive in the absence of manifest error), each of ChoicePoint and each Lessee, jointly and severally, shall pay to such Funding Party such additional amount or amounts as will compensate such Funding Party for such reduction to the extent imposed generally on other lessees or borrowers with whom such Funding Party has similar lease or credit arrangements (but in the case of outstanding Base Rate Advances, without duplication of any amounts already covered by such Funding Party by reason of an adjustment in the applicable Base Rate). The provisions of this paragraph (c) shall survive the termination of this Master Agreement and the Lease and the payment of the Notes and all other amounts payable under the Operative Documents.

                  (d) Taxes. Subject to Section 7.5(e), all payments made by a Lessee under the Lease and the other Operative Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Agent and each Funding Party, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or such Funding Party, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Agent or such Funding Party (excluding a connection arising solely from the Agent or such Funding Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Master Agreement or any other Operative Document) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Withholding Taxes"). If any Withholding Taxes are required to be withheld from any amounts payable to the Agent or any Funding Party hereunder or under any other Operative Document, the amounts so payable to the Agent or such Funding Party (so long as such Funding Party is in compliance with Section 7.5(e), as appropriate) shall be increased to the extent necessary to yield to the Agent or such Funding Party (after payment of all Withholding Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Operative Documents. Whenever any Withholding Taxes are payable by a Lessee, as promptly as possible thereafter such Lessee shall send to the Agent for its own account or for the account of such Funding Party, as the case may be, a certified copy of an original official receipt received by such Lessee showing payment thereof. If a Lessee fails to pay any Withholding Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, each of ChoicePoint and each Lessee, jointly and severally, shall indemnify the Agent and the Funding Parties for any incremental taxes, interest or penalties that may become payable by the Agent or any Funding Party as a result of any such failure. The agreements in this subsection shall survive the termination of this Master Agreement and the Lease and the payment of the Notes and all other amounts payable under the Operative Documents.

                  (e) Tax Forms. Each Lender to this Master Agreement on the date hereof that is not incorporated under the laws of the United States of America or a state thereof agrees that, on or prior to the date hereof, it will deliver to ChoicePoint and the Agent two duly completed copies of (i) United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-9 or successor applicable form. Each such Lender also agrees to deliver to ChoicePoint and the Agent two further copies of the said Form W-8BEN or W-8ECI and Form W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to ChoicePoint, and such extensions or renewals thereof as may reasonably be requested by ChoicePoint or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Funding Party from duly completing and delivering any such form with respect to it and such Funding Party so advises ChoicePoint and the Agent. Such Lender shall certify (i) in the case of a Form W-8BEN or W-8ECI, that it is entitled to receive payments under the Operative Documents without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-9, that it is entitled to an exemption from United States backup withholding tax.

                  (f) Breakage Costs. Each of ChoicePoint and each Lessee, jointly and severally, agrees to indemnify each Funding Party and to hold each Funding Party harmless from any loss or expense which such Funding Party may sustain or incur as a consequence of (a) default by a Lessee in payment when due of the principal amount of or interest on any LIBOR Advance, (b) default by a Lessee in making a borrowing or conversion after such Lessee or the Construction Agent has given (or is deemed to have given) a notice in accordance with this Master Agreement, (c) default by a Lessee in making any prepayment of LIBOR Advances after such Lessee has given a notice thereof in accordance with the provisions of the Operative Documents or (d) the making of a prepayment, payment or conversion, of LIBOR Advances on a day which is not the last day of a Rent Period with respect thereto, including, without limitation, in each case, any such loss (other than non-receipt of the Applicable Margin or, without duplication, anticipated profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (it being understood that any such calculation will be made on notional amounts as the Funding Parties are not required to show that they matched deposits specifically). A certificate as to any additional amounts payable pursuant to this subsection submitted by such Funding Party, through the Agent, to ChoicePoint in good faith shall be conclusive in the absence of manifest error. The provisions of this paragraph (f) shall survive the termination of this Master Agreement and the Lease and the payment of the Notes and all other amounts payable under the Operative Documents.

                  (g) Action of Affected Funding Parties. Each Funding Party agrees to use reasonable efforts (including reasonable efforts to change the booking office for its Loans) to avoid or minimize any illegality pursuant to Section 7.5(a) or any amounts which might otherwise be payable pursuant to
Section 7.5(c) or (d); provided, however, that such efforts shall not cause the imposition on such Funding Party of any additional costs or legal or regulatory burdens reasonably deemed by such Funding Party to be material and shall not be deemed by such Funding Party to be otherwise contrary to its policies. In the event that such reasonable efforts are insufficient to avoid all such illegality or all amounts that might be payable pursuant to Section 7.5(c) or (d), then such Funding Party (the "Affected Funding Party") shall use its reasonable efforts to transfer to any other Funding Party (which itself is not then an Affected Funding Party) its Loans and Commitment, subject to the provisions of
Section 6.2; provided, however, that such transfer shall not be deemed by such Affected Funding Party, in its sole discretion, to be disadvantageous to it or contrary to its policies. In the event that the Affected Funding Party is unable, or otherwise is unwilling, so to transfer its Loans and Commitment, ChoicePoint may designate an alternate lender (reasonably acceptable to the Agent) to purchase the Affected Funding Party's Loans and Commitment, at par and including accrued interest, and, subject to the provisions of Section 6.2, the Affected Funding Party shall transfer its Commitment to such alternate lender and such alternate lender shall become a Funding Party hereunder. Any fee payable to the Agent pursuant to Section 6.2 in connection with such transfer shall be for the account of ChoicePoint and the Lessees.

                  (h) Construction Land Interests. Any amounts payable by the Lessees pursuant to this Section 7.5 with respect to Construction Land Interests during the Construction Term therefor shall be paid with the proceeds of Advances.

         SECTION 7.6 End of Term Indemnity. In the event that at the end of the Lease Term for the Leased Properties: (i) the related Lessee elects the option set forth in Section 14.6 of the Lease, and (ii) after the Lessor receives the sales proceeds from the Leased Properties under Section 14.6 or 14.7 of the Lease, together with Lessees' payment of the Recourse Deficiency Amount, the Lessor shall not have received the entire Lease Balance, then, within 90 days after the end of the Lease Term, the Lessor or the Agent may obtain, at Lessees' sole cost and expense, a report from the Appraiser (or, if the Appraiser is not available, another appraiser reasonably satisfactory to the Lessor or the Agent, as the case may be, and approved by ChoicePoint, such approval not to be unreasonably withheld) in form and substance reasonably satisfactory to the Lessor and the Agent (the "Report") to establish the reason for any decline in value of the Leased Properties from the Lease Balance. The Lessees, jointly and severally, shall promptly reimburse the Lessor for the amount equal to such decline in value to the extent that the Report indicates that such decline was due to

                  (v) during the time while any property was a Leased Property, extraordinary use, failure to maintain, to repair, to restore, to rebuild or to replace as required by the Operative Documents, failure by a Lessee to comply with all Applicable Laws, failure to use good workmanship with respect to work performed after the Closing Date related to such Leased Property, method of installation or removal or maintenance, repair, rebuilding or replacement, or any other cause or condition within the power of a Lessee to control or effect resulting in the Building failing to be of the type and quality contemplated by the Appraisal (excepting in each case ordinary wear and tear), or

                  (w) any Alteration made to, or any rebuilding of, any Leased Property or any part thereof by any Lessee, or

                  (x) any restoration or rebuilding carried out by any Lessee or any condemnation of any portion of any Leased Property pursuant to Article X of the Lease, or

                  (y) any use of any Leased Property or any part thereof by any Lessee other than as permitted by the Lease, or any act or omission constituting a breach of any requirement, condition, restriction or limitation set forth in the related Deed, related Ground Lease or the related Purchase Agreement, or

                  (z)      the existence of, or compliance with, any IDB
         Documentation.

                                 ARTICLE VIII.
                                  MISCELLANEOUS

         SECTION 8.1 Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties' obligations under any and all thereof, shall survive the execution and delivery of this Master Agreement and any of the Operative Documents, the transfer of any Land to the Lessor as provided herein (and shall not be merged into any Deed), any disposition of any interest of the Lessor in any Leased Property, the purchase and sale of the Note, payment therefor and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

         SECTION 8.2 Documentary Conventions. The Documentary Conventions shall apply to this Master Agreement.

         SECTION 8.3 Expenses. Whether or not the transactions herein contemplated are consummated, each of ChoicePoint and the Lessees, jointly and severally, agrees to pay, as Supplemental Rent, all actual, reasonable and documented out-of-pocket costs and expenses of the Lessor and the Agent in connection with the preparation, execution and delivery of the Operative Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the costs of residual value insurance obtained by the Lessor and reasonable fees and disbursements of Mayer, Brown, Rowe & Maw) and of the Lessor, the Agent and the Lenders in connection with endeavoring to enforce the Operative Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Lessor, the Agent and the Lenders), unless such enforcement action is finally denied by a court on the merits. All references in the Operative Documents to "attorneys' fees" or "reasonable attorneys fees" shall mean reasonable attorneys' fees actually incurred, without regard to any statutory definition thereof. Notwithstanding the foregoing, all such costs and expenses related to the any Construction Land Interest shall be paid with the proceeds of Advances (subject to the conditions set forth in this Master Agreement).

         SECTION 8.4 Liabilities of the Funding Parties: Sharing of Payments.
(a) No Funding Party shall have any obligation to any other Funding Party or to the Guarantor or any Lessee with respect to the transactions contemplated by the Operative Documents except those obligations of such Funding Party expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Funding Party shall be liable for performance by any other party hereto of such other party's obligations under the Operative Documents except as otherwise so set forth. No Lender shall have any obligation or duty to ChoicePoint or any Lessee, any other Funding Parties or any other Person with respect to the transactions contemplated hereby except to the extent of the obligations and duties expressly set forth in this Master Agreement or the Loan Agreement.

                  (b) If any Funding Party shall obtain any payment (whether voluntary or involuntary, or through the exercise of any right of set-off or otherwise) on account of the

Advances made by it in excess of its ratable share of payments on account of the Advances obtained by all the Funding Parties, such Funding Parties shall forthwith purchase from the other Funding Parties such participations in the Advances owed to them as shall be necessary to cause such purchasing Funding Party to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Funding Party, such purchase from each Funding Party shall be rescinded and such Funding Party shall repay to the purchasing Funding Party the purchase price to the extent of such Funding Party's ratable share (according to the proportion of (i) the amount of the participation purchased from such Funding Party as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Funding Party's ratable share (according to the proportion of (i) the amount of such Funding Party's required repayment to (ii) the total amount so recovered from the purchasing Funding Party) of any interest or other amount paid or payable by the purchasing Funding Party in respect of the total amount so recovered. Each Funding Party agrees that any Funding Party so purchasing a participation from another Funding Party pursuant to this Section 8.4 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Funding Party were the direct creditor of such Funding Party in the amount of such participation.

         SECTION 8.5 Liabilities of the Agent. The Agent shall have no duty, liability or obligation to any party to this Master Agreement with respect to the transactions contemplated hereby except those duties, liabilities or obligations expressly set forth in this Master Agreement or the Loan Agreement, and any such duty, liability or obligations of the Agent shall be as expressly limited by this Master Agreement or the Loan Agreement, as the case may be. All parties to this Master Agreement acknowledge that the Agent is not, and will not be, performing any due diligence with respect to documents and information received pursuant to this Master Agreement or any other Operative Agreement including, without limitation, any Environmental Audit, Title Policy or survey. The acceptance by the Agent of any such document or information shall not constitute a waiver by any Funding Party of any representation or warranty of ChoicePoint or any Lessee even if such document or information indicates that any such representation or warranty is untrue.

         IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                             CHOICEPOINT INC., as Guarantor and as a Lessee

                             By: /s/ David E. Trine
                                 ----------------------------------------------
                             Name Printed: David E. Trine
                             Title: Treasurer

                                                            Amended And Restated
                                                                Master Agreement

                              SUNTRUST EQUITY FUNDING, LLC, as Lessor

                              By: /s/ R. Todd Shutley
                                 -------------------------------------------
                              Name Printed: R. Todd Shutley
                              Title: Senior Vice President and Manager

                                                            Amended And Restated
                                                                Master Agreement

                             SUNTRUST BANK, as Agent

                             By: /s/ Daniel S. Komitor
                                 -----------------------------------
                             Name Printed: Daniel S. Komitor
                             Title: Director

                                                            Amended And Restated
                                                                Master Agreement

                             FLEET NATIONAL BANK, as a Lender

                             By: /s/ John B. Desmond
                                 ----------------------------------
                             Name Printed: John B. Desmond
                             Title: Director

                                                            Amended And Restated
                                                                Master Agreement

                             BNP PARIBAS, as a Lender

                             By: /s/ Angela Arnold
                                 -------------------------------------
                             Name Printed: Angela Arnold
                             Title: Vice President

                             By: /s/ Craig Pierce
                                 ------------------------------------
                             Name Printed: Craig Pierce
                             Title: Associate

                                                            Amended And Restated
                                                                Master Agreement